Exhibit 10.20

EXCLUSIVE LICENSE AND DISTRIBUTION AGREEMENT FOR RECTOGESIC™

BETWEEN

STRAKAN INTERNATIONAL LIMITED

AND

CELLEGY PHARMACEUTICALS, INC.

CONFIDENTIAL

[*]                                 designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

Confidential

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS

Affiliates
Agreement
Approvals
Baseline Price
Cellegy Information
Cellegy Marks
Cellegy Patents
Commercially Reasonable and Diligent Efforts
Competing Licensed Products
Development
Dollars or $
Effective Date
Euros or €
Field
GMP
Initial Indication
Intellectual Property Rights
Know-How
Launch Date
Licensed Product
Licensee Product
Loss
Major European Countries
Manufacturer
Marketing Authorization
Minimum Sales
M.R.P
Net Sales
Party
Patent Rights
Relevant Regulatory Authority
Steering Committee
Sublicensee
Subsequent Indication
Technical Agreement
Territory
Third Party

i

ARTICLE 2 GRANT OF LICENSE

2.1	Grant
2.2	Right to sub-license
2.3	Acceptance of Appointment; Sales Outside Territory
2.4	Competing Products
2.5	Right of First Negotiation Regarding Licensee Product in North America

ARTICLE 3 REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of Cellegy
3.2	Representations and Warranties of Licensee

ARTICLE 4 MANAGEMENT OF THE COLLABORATION

4.1	Steering Committee
4.2	Responsibilities of the Steering Committee
4.3	Voting; Deadlocks
4.4	Approval Plan; Marketing Plan

ARTICLE 5 REGULATORY MATTERS; APPROVALS
5.1	Regulatory Matters; Approvals
5.2	Reversion of Product Rights in Certain Circumstances
5.3	Cooperation Regarding Material Events
5.4	Copies of Documents
5.5	Approval Application in the United Kingdom
5.6	Meetings With Regulatory Authorities
5.7	Inspection
5.8	Clinical Trials
5.9	Cellegy Obligations
5.10	Approvals

ARTICLE 6 POST- APPROVAL RESPONSIBILITIES

6.1	Responsibility
6.2	Collaboration
6.3	Insurance

ARTICLE 7 INFORMATION; DATA; PHARMACOVIGILENCE

7.1	Clinical Data
7.2	Safety Data Base
7.3	Adverse Events
7.4	Product Complaints

ARTICLE 8 MILESTONE PAYMENTS; ROYALTIES AND RELATED PAYMENTS

8.1	Milestone Payments
8.2	Sales Milestones
8.3	Fee Conditions

ARTICLE 9 SALES REPORTS AND ACCOUNTING

9.1	Quarterly Reports; Records
9.2	Payment Due Dates
9.3	Right to Audit Licensee

9.4	Disagreement with Auditor Findings

ARTICLE 10 MARKETING

10.1	General Promotional Duties
10.2	Marketing Effort; Minimum Expenditures for Commercialization
10.3	Licensee’s Failure to Commercialize in the Territory
10.4	Minimum Sales

ARTICLE 11 MANUFACTURING; SUPPLY OF LICENSED PRODUCT

11.1	Production and Supply of Product
11.2	Forecasts
11.3	Product Packaging and Labeling
11.4	Pricing
11.5	Cellegy Report
11.6	Timing of Firm Orders
11.7	Delivery
11.8	Title and Risk of Loss
11.9	Export Controls
11.10	Manufacture and Supply Warranty
11.11	Defective Product
11.12	Recalls

ARTICLE 12 PATENT RIGHTS

12.1	No Ownership By Licensee
12.2	New Cellegy Inventions/Improvements to the Licensed Product
12.3	Improvements by Licensee

ARTICLE 13 CELLEGY MARKS

13.1	Use of Cellegy Marks by Licensee
13.2	Acknowledgment of Ownership
13.3	Marking
13.4	Registration
13.5	Termination of Use
13.6	Trademarks

ARTICLE 14 INFRINGEMENT; INDEMNIFICATION AND OTHER CLAIMS

14.1	Infringement of Intellectual Property Rights
14.2	Alleged Infringement of Third Party Intellectual Property Rights
14.3	Product Liability Claims
14.4	Notice from Licensee
14.5	Indemnification

ARTICLE 15 CONFIDENTIALITY

15.1	Treatment of Confidential Information
15.2	Right to Disclose
15.3	Release From Restrictions
15.4	Confidentiality of Agreement

15.5	Return of Confidential Information
15.6	Previous Confidentiality Agreements

ARTICLE 16 TERM; TERMINATION

16.1	Term
16.2	Bilateral Termination Rights
16.3	Cellegy’s Right to Terminate
16.4	Licensee’s Right to Terminate
16.5	Rights Upon Termination or Expiration

ARTICLE 17 REGISTRATION OF LICENSE; LIMITATION OF LIABILITY

17.1	Registration
17.2	Limitation of Liability

ARTICLE 18 GENERAL PROVISIONS

18.1	Force Majeure
18.2	Further Assurances
18.3	Severability
18.4	Notices
18.5	Assignment
18.6	Amendment
18.7	Entire Agreement
18.8	Waiver
18.9	No Implied Licenses
18.10	Injunctions
18.11	Independent Contractors
18.12	No Third Party Beneficiaries
18.13	Governing Law
18.14	Resolution of Disputes
18.15	Headings
18.16	Counterparts
18.17	Late Payment
18.18	ProStrakan Group Limited Guarantee

SIGNATURES

EXHIBIT A	LICENSED PRODUCT
EXHIBIT B	COUNTRIES IN THE TERRITORY
EXHIBITC	PATENT RIGHTS
EXHIBIT D	CELLEGY MARKS
EXHIBIT E	PROSTRAKAN GROUP GUARANTEE

EXCLUSIVE LICENSE AND DISTRIBUTION AGREEMENT

THIS EXCLUSIVE LICENSE AND DISTRIBUTION LICENSE AGREEMENT (this “Agreement”) is made and entered into as of December 9, 2004 (the “Effective Date”), by and between Cellegy Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 349 Oyster Point Boulevard, San Francisco, California 94080, US (“Cellegy”), and Strakan International Limited, a company organized and existing under the laws of Bermuda with a branch office at Buckholm Mill, Galashiels, TD1 2HB, UK (“Licensee”“).

BACKGROUND

A.                                   Cellegy owns or possesses certain intellectual property rights with respect to the Licensed Product (as hereinafter defined) and certain rights pertaining to Cellegy’s Marks (as hereinafter defined).

B.                                     Licensee desires to obtain an exclusive license to certain rights to the Licensed Product under such intellectual property rights, and to Cellegy’s Marks within the Territory (as hereinafter defined) .

C.                                     Cellegy is willing to grant an exclusive license to Licensee under such intellectual property rights, and is willing to grant an exclusive license to Cellegy’s Marks to Licensee, each within the Territory, all as more particularly described in, and subject to the terms and conditions of, this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties (as hereinafter defined) mutually agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or the plural, shall have the following meanings:

“Affiliates” shall mean, with respect to any party, any person, which, directly or indirectly, is controlled by, controls or is under common control with such party. For purposes of this definition, the term control (including with correlative meanings, the terms controlled by and under common control with) means having the power, whether held directly or indirectly and by whatever means (and whether or not enforceable at law or in equity) to:

(i)                                     exercise or control the right to vote attached to 50% or more of the issued shares in the party;

(ii)                                  dispose of or exercise a right of disposal in respect of 50% or more of the issued voting shares in the party;

(iii)                               appoint one half or more of the number of directors to the board of the party; or

(iv)                              determine substantially the conduct of the party’s business activities.

“Agreement” means this Exclusive License Agreement.

“Approvals” are registration approvals, registrations or authorizations provided by the Relevant Regulatory Authority in the Territory for the importation, storage, Development, promotion, marketing, distribution or sale of the Licensed Product, but excluding any pricing approvals that may be required by any Relevant Regulatory Authority of a country within the Territory.

“Baseline Price” has the meaning set forth in Section 11.4

“Cellegy Information” means the technical and clinical information concerning the Licensed Product that is developed by Cellegy and that is included in the new drug application filed with the Relevant Regulatory Authority in the United Kingdom, and Cellegy’s European common technical document format, and which may include, without limitation, data in support of indications, bioequivalency data and information, clinical data, pharmaco-toxicological data, analytical methods, stability and pharmaceutical data concerning the Licensed Product, and any other of Cellegy’s related supporting documentation or other information or materials of Cellegy in Cellegy’s possession from time to time that Cellegy may in its discretion from time to time develop before the date that all required Approvals are obtained and that may be necessary for, or useful in connection with obtaining and maintaining Approvals for the Licensed Product in the Territory.

“Cellegy Marks” means the trademarks, service marks and/or trade names owned by Cellegy or that Cellegy has the right to use in connection with the Licensed Product as set forth on Exhibit D hereto and as further described in Section 13.1, that are used by Licensee, its Affiliates or Sublicensees in connection with the importation, storage, Development, promotion, marketing, distribution and sale of the Licensed Product.

“Cellegy Patents” means the patents identified on Exhibit D hereto.

“Commercially Reasonable and Diligent Efforts” shall mean with respect to Development and commercialization of the Licensed Product, a Party’s reasonable efforts no less than those efforts used by the Party in its other development, commercialization or marketing projects with other technologies and products having comparable commercial potential.

“Competing Licensed Products” has the meaning set forth in Section 2.4.

“Development” (including variations such as “Develop” and the like) shall mean all appropriate measures, steps and the like that are necessary to prepare and compile dossiers appropriate for obtaining Approvals for the Licensed Product in the Territory and conducting clinical trials in the Territory (if required).  As it relates to Cellegy, “Development” shall mean that Cellegy shall provide Licensee a copy of the dossier concerning the Licensed Product filed by Cellegy with the Relevant Regulatory Authority in the United Kingdom, and such other materials relating thereto or to obtaining other Approvals for the Licensed Product in the Territory as Cellegy may in its discretion from time to time develop before the date that all required Approvals are obtained.

“Dollars” or “$” means United States dollars.

“Effective Date” means the date set forth at the beginning of this Agreement.

“Euros” or “€” shall mean currency denominated in Euros.

“Field” shall mean the use of the Licensed Product for the treatment of the pain associated with chronic anal fissure and for the treatment of one (1) or more of the symptoms associated with or related to hemorrhoids.

“GMP” means good manufacturing practices in conformity with the regulations and regulatory interpretations of the Relevant Regulatory Authorities in each country in the Territory, including without limitation EU cGMP such regulations covering good manufacturing practices set forth in the relevant legislation or guidelines and applicable to the Territory, as such regulations may be amended and interpreted by the Relevant Regulatory Authorities from time to time.

“Initial Indication” means the treatment of the pain associated with chronic anal fissure.

“Intellectual Property Rights” means all rights and interests, vested or arising out of any industrial or intellectual property, whether protected at common law or under statute, which includes (without limitation) the Patent Rights, Trade Marks and Know-How and any rights and interests in inventions (both patentable and unpatentable), patents, copyrights, moral rights, designs (whether registered or unregistered), trade marks (whether registered or unregistered), trade secrets, goodwill, samples, materials, data, , results and Confidential Information.

“Know-How” means all data, information, methods, procedures, processes and materials, which is or comes to be possessed, acquired, licensed or owned by Cellegy as of the Effective Date and from time to time thereafter of this Agreement, to the extent that such data, information, methods, procedures, processes and materials specifically relates to the manufacture, development, testing or use of the Licensed Product, including but not limited to, biological, chemical, biochemical, toxicological, pharmacological, metabolic, formulation, clinical, analytical and stability information and data (other than such Know-How which is the subject of a patent or of a provisional or filed patent application), and for which Cellegy has the right to license, disclose or provide to Licensee.

“Launch Date” means following Approval the date upon which the Licensed Product is first commercially offered for sale in a country in the Territory, determined on a country by country basis.

“Licensed Product” means the pharmaceutical product known as Rectogesic™ ointment – a 0.4% nitroglycerin ointment for the treatment of pain associated with chronic anal fissure and, if Approvals are obtained, for the treatment of one or more of the symptoms associated with or related to hemorrhoids, in the pharmaceutical presentation described in Exhibit A.

“Licensee Product” means one (1) of either (i) Licensee’s orally delivered estradiol glucoside product, which is currently in Phase 1 clinical studies, or, at Cellegy’s option if it elects to accept such product in lieu of the product specified in the preceding clause “(i)”, (ii) any future product, product candidate or potential product developed or acquired by Licensee in the therapeutic area of gastroenterology.

“Loss” means any and all loss, liability, damage, fee, cost, (including without limitation actual reasonable court costs and reasonable attorneys’ fees regardless of outcome) expense, suit, claim, demand, judgment and prosecution.

“Major European Countries” shall mean France, Germany, Italy, Spain and the United Kingdom.

“Manufacturer” means Cellegy’s nominated Third Party manufacturer of the Licensed Product.

“Marketing Authorization” means any approval (including any applicable pricing and governmental reimbursement approvals) in Licensee’s name required to Develop, market and sell the Licensed Product in a particular country in the Territory.

“Minimum Sales” means agreed targets for unit sales of Licensed Product in the Territory, as determined in accordance with Section 10.4.

“M.R.P” means the mutual recognition procedure as defined in Article 28 of European Directive 2001/83/EC.

“Net Sales” means the gross proceeds from sales of the Licensed Product that is due, or otherwise received by, Licensee, or its Affiliates or its Sublicensees from Third Party customers for such Licensed Product, less:

(i)                                     reasonable credited allowances actually granted to such Third Party customers for spoiled, damaged, rejected, recalled, outdated or returned Licensed Product,

(ii)                                  the amounts of reasonable trade and cash discounts actually allowed, to the extent such trade and cash discounts are specifically allowed on account of the purchase of such Licensed Product,

(iii)                               sales taxes, excise taxes, use taxes and import/export duties and any other government charges (other than taxes on income) actually due or incurred or paid by Licensee, or its Affiliates or Sublicensees, in connection with the sales of the Licensed Product to any Third Party, and

(iv)                              reasonable allowances, adjustments, reimbursements, discounts, chargebacks and rebates actually granted to Third Parties, including, but not limited to, rebates given to health care organizations or other Third Parties, and any bona fide payment made in respect of any sales of Licensed Product to any governmental or quasi-governmental body or agency, whether during the actual Sales Period or not.

“Party” means Cellegy or Licensee and Parties shall mean both Cellegy and Licensee.

“Patent Rights” means (i) the patents and patent applications listed in Exhibit C hereto and any patents and patent applications existing as of the Effective Date; (ii) any patent or patent application hereafter which is acquired by Cellegy or under which Cellegy becomes licensed and with the right to sublicense to Licensee, during the term of this Agreement, in each case of (i) and (ii) above relating to the Licensed Product, its manufacture, use or sale, including methods of use and screening or processes that use the Licensed Product; (iii) any divisionals, continuations and continuations-in-part defined in (i) or (ii); (iv) any extension, renewal or reissue or patent identified in any reissue or re-examination of any patent or patent application identified in (i) through (iv), in each case, to the extent that such items relate to the Licensed Product.  Such items set forth in sub-items (i) through (iv) will be identified and added by the Parties to Exhibit C from time to time during the term of this Agreement.

“Relevant Regulatory Authority”, in relation to a country or region in the Territory, means the governmental authority, regulating the use, importation, storage, Development, promotion, marketing, distribution or sale of therapeutic substances and the grant of Approvals in such country or region.

“Steering Committee” means the Steering Committee, as described in Article 4 of this Agreement.

“Sublicensee” means any person to whom Licensee sublicenses the rights, or any portion thereof, granted by Cellegy to Licensee pursuant to Section 2.1 hereof.

“Subsequent Indication” means the treatment of one (1) or more of the symptoms associated with or related to hemorrhoids.

“Technical Agreement” means the agreement between Cellegy and any Manufacturer defining the roles and responsibilities for all parties in relation to, inter alia, (i) manufacture and supply of the Licensed Product to GMP; and (ii) regarding regulatory, safety and pharmacovigilence issues, as separately provided by Cellegy to Licensee as of the date of this Agreement.

“Territory” means the countries listed on Exhibit B hereto.

“Third Party” means any party other than Cellegy or Licensee, or Licensee’s Affiliates or Sublicensees.

ARTICLE 2
GRANT OF LICENSE

2.1                                 Grant.  Cellegy hereby grants to Licensee an exclusive license, with a right to sublicense as set forth herein, under all of Cellegy’s Intellectual Property Rights to import, store, Develop, have Developed (through agreements with contract research organizations or similar Third Parties, performing work on behalf of and for the benefit of Licensee), promote, market, distribute, offer for sale, and sell the Licensed Product in the Field within the Territory, and to use Cellegy’s Intellectual Property Rights in connection with the importation, storage, Development, promotion, marketing,  distribution and sale of Licensed Product in the Field within the Territory and obtaining any Approvals hereunder.  Licensee’s rights to the Licensed Product and the Intellectual Property Rights are limited to those expressly granted, and all others are reserved to Cellegy.

2.2                                 Right to sub-license.  Subject to Section 2.5 below, Licensee may sub-license any of its rights or obligations under this Agreement, directly or indirectly, in whole or in part:

(a)                                  to Third Parties approved by Cellegy in writing, which approval will not be unreasonably withheld and delayed; and

(b)                                 to any of its Affiliates that are engaged primarily in the business of importation, storage, Development, promotion, marketing, distribution and sale of pharmaceutical products, as Licensee sees fit.

Any such sublicense shall not relieve Licensee of any of its obligations hereunder, and Licensee shall remain responsible and liable for compliance by any such Third Party, Affiliate or Sublicensee with this Agreement, all relevant laws, regulations and requirements relating to the importation, distribution, marketing, promotion and sale of the Licensed Product in the Territory, and any acts or omissions by any such Third Party, Affiliate or Sublicensee that would constitute a breach of this Agreement if such sublicense had not been entered into and the actions or omissions were those of Licensee rather than the Third Party, Affiliate or Sublicensee.  Any sublicense agreement shall contain terms and conditions that are not inconsistent with those of this Agreement.

2.3                                 Acceptance of Appointment; Sales Outside Territory.

(a)                                  Licensee hereby accepts appointment as Cellegy’s exclusive licensee of Licensed Product in the Territory, as provided in Section 2.1 above.

(b)                                 Licensee shall not, and Licensee shall use all Commercially Reasonable and Diligent Efforts to ensure that its officers, directors, employees, Affiliates, agents or representatives (collectively, “Agents”) shall not, without the prior written consent of Cellegy, directly or indirectly promote, sell, distribute or otherwise make available (for remuneration or gratuitously) Licensed Product outside the Territory or sell, distribute or otherwise make available (for remuneration or gratuitously)  Licensed Product to persons outside the Territory for the purpose of resale or distribution (whether for remuneration or gratuitously) outside the

[*]  designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

Territory.  Without limiting the foregoing, Licensee agrees to use all Commercially Reasonable and Diligent Efforts to ensure compliance with the preceding sentence, including without limitation placing appropriate notices on the labels or Licensed Products; provided, however, that Licensee shall not be obligated to include any notices in a particular country in the Territory that would conflict with any relevant requirements of the Relevant Regulatory Authority for such country, and Licensee’s failure or refusal to include any such notices in such circumstances shall not constitute a breach of any provision of this Agreement.

2.4                                 Competing Products.  During the term of this Agreement, or, if earlier, the maximum period of time permitted by applicable European Union regulations, Licensee shall not, and shall use all Commercially Reasonable and Diligent Efforts to ensure that its officers, directors, employees, Affiliates, Sublicensees, agents or representatives (collectively, “Agents”) shall not, directly or indirectly, promote, sell or distribute products within the Territory that are directly competitive in the treatment of anal fissures or hemorrhoids or such other indications for the Licensed Product as may be added to this Agreement (the “Competing Licensed Products”). If applicable law or applicable European Union regulations provide that the foregoing covenant is unenforceable or require that the duration of the foregoing covenant be shorter than the term of this Agreement, then if at any time during the term of this Agreement when such covenant is not effective Licensee or its Agents directly or indirectly promote, sell or distribute Competing Licensed Products, Cellegy may terminate this Agreement with respect to any country where such Competing Licensed Products are being promoted, sold or distributed by delivery of written notice to Licensee.

2.5                                 Right of First Negotiation Regarding Licensee Product in North America.  Before Licensee enters into any agreement with any Third Party which includes the right to develop, promote, distribute or sell a Licensee Product in territories that include the United States of America or Canada (“North America”), or any agreement with any Third Party which includes worldwide rights to develop, promote, distribute or sell a Licensee Product, Licensee shall first offer to Cellegy in writing (the “Negotiation Notice”) a one time right of exclusive first negotiation to negotiate with Licensee concerning exclusive development, marketing and/or distribution rights in North America (or worldwide, as the case may be) for one (1) such Licensee Product, for a negotiation period not to exceed [*] (the “Negotiation Period”).  Cellegy shall exercise the Right of First Negotiation granted herein by providing written notice of its election (the “Exercise Notice”) to Licensee within [*] after the date of delivery of the Negotiation Notice to Cellegy.  The Negotiation Period shall commence upon delivery to Licensee of the Exercise Notice.  During the Negotiation Period, Licensee shall not enter into any agreement with any person other than Cellegy with respect to the development, promotion, distribution or sale of the applicable Licensee Product within any country in North America (or worldwide, as the case may be).  During the Negotiation Period, the Parties shall negotiate in good faith; provided, however, that nothing in this Article shall be deemed to create a legal obligation on the part of Licensee to enter into any such agreement.  This one (1) time Right of First Negotiation shall terminate upon the first to occur of (i) Cellegy’s failure to timely deliver its Exercise Notice following receipt of the Negotiation Notice; (ii) the expiration of the Negotiation Period; (iii) the mutual termination of negotiations by the Parties conducted under this Article; (iv) the effective date of termination of this Agreement by either Party as provided elsewhere in this Agreement; or (v) such time as Cellegy and Licensee enter into a definitive agreement regarding such a license for one (1) such Licensed Product.  In addition, the right of first negotiation will also include a one time right on the part of Cellegy to be granted a license to one Licensee Product if, within thirty (30) days after Licensee delivers to Cellegy a notice containing all significant terms of the offer, Cellegy notifies Licensee that it is willing to match in all material respects (i) the financial terms (including financially in terms of upfront, milestone and royalty payments, and (ii) the key obligations and timelines (including regulatory, development and commercial) contained in any bona fide offer that Licensee has received for the Licensed Product from a Third Party.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1                                 Representations and Warranties of Cellegy.  Cellegy hereby represents and warrants to Licensee that:

(a)                                  Cellegy is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Cellegy.  This Agreement has been duly executed and delivered by Cellegy and constitutes the valid, binding and enforceable obligation of Cellegy, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity.

(b)                                 Cellegy is not subject to, or bound by, any provision of: (i) its articles of incorporation or by-laws, (ii) any mortgage, deed of trust, lease, note, shareholders’ agreement, bond, indenture, license, permit, trust, custodianship, or other instrument, agreement or restriction, or (iii) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator, that would prevent, or be violated by, or under which there would be a default as a result of, nor is the consent of any person required for, the execution, delivery and performance by Cellegy of this Agreement and the obligations contained herein, including without limitation, the grant to Licensee of the license described in Section 2.1 hereof.

(c)  Subject to the final sentence of this Section 3.1 (c): (i) Cellegy is the exclusive owner of all right, title and interest in the Patent Rights in the applicable countries in the Territory; (ii) the patent applications included in the Patent Rights have been duly filed and contain no material errors; and (iii) Cellegy shall maintain all Patent Rights for the full duration of this Agreement.  Attached hereto as Exhibit C is a complete and accurate list of all patents and patent applications included in the Patent Rights.  Notwithstanding the foregoing, as Cellegy has disclosed in its filings with the Securities and Exchange Commission, the Board of Opposition of the European Patent Office rendered a verbal decision revoking Cellegy’s European patent relating to the Licensed Product; and although Cellegy has appealed this decision, Cellegy makes no representation or warranty regarding the outcome of the opposition and appeal process, the Cellegy Patent Rights may be held to be invalid or revoked, and any representation or warranty of Cellegy made herein regarding Cellegy Patent Rights is qualified in its entirety by the foregoing matters.

(d)  Cellegy is the exclusive owner of all right, title and interest in the Cellegy Marks in the Territory. Cellegy shall maintain at its sole expense where applicable all Cellegy Marks for the full duration of this Agreement.  Attached hereto as Exhibit D is a complete and accurate list of all trade marks and trade mark applications included in the Cellegy Marks.

(e) To the best of Cellegy’s knowledge, neither the development, use or sale of the Licensed Product or the practice of any of the inventions included in the Patent Rights or the use of the Cellegy Marks or the use of the Know-How by Licensee as contemplated by this Agreement infringes upon any Third Party’s know-how, patent, trade mark or other intellectual property rights in the Territory.

(f) To the best of Cellegy’s knowledge, there is no Third Party using or infringing any or all of the Patent Rights or the Cellegy Marks in derogation of the rights granted to Licensee in this Agreement.

(g) Cellegy represents and warrants that, to the best of its knowledge, it has furnished or will furnish (in accordance with the terms of this Agreement) to Licensee all of the Know-How which Cellegy owns or possesses.

(h)  CELLEGY MAKES NO REPRESENTATION OR WARRANTY OTHER THAN THOSE EXPRESSLY PROVIDED HEREUNDER, AND CELLEGY HEREBY DISCLAIMS ALL SUCH OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY, OR THE FITNESS FOR A PARTICULAR PURPOSE, OF THE LICENSED PRODUCT OR THE KNOW-HOW.  EXCEPT AS MAY BE EXPRESSLY PROVIDED ELSEWHERE HEREIN, CELLEGY MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCT IS OR WILL BE SHOWN TO BE SAFE OR EFFECTIVE FOR ANY INDICATION.  THE FOREGOING SHALL NOT REDUCE THE SCOPE OF ANY REPRESENTATION OR WARRANTY OF CELLEGY EXPRESSLY MADE TO LICENSEE HEREIN.

(i) Cellegy will use all Commercially Reasonable and Diligent Efforts to ensure that Cellegy will provide reasonable notice to Licensee of any significant changes to the Cellegy Information supplied to Licensee or the materials or processes described in that information in relation to any of the Licensed Product.

3.2                                 Representations and Warranties of Licensee.  Licensee hereby represents and warrants to Cellegy as follows:

(a)                                  Licensee is a corporation duly incorporated, validly existing and in good standing under the laws of Bermuda, having a branch office in the UK with the corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions

[*]  designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission contemplated hereby have been duly authorized by all requisite corporate action on the part of Licensee.  This Agreement has been duly executed and delivered by Licensee and constitutes the valid, binding and enforceable obligation of Licensee, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity.

(b)                                 Licensee’s Affiliates shall not conduct themselves in such a way that Licensee will be in breach of any term or condition of this Agreement.

(c)                                  Licensee currently is in compliance in all material respects with all applicable laws and has received, or will receive where relevant, all applicable pharmaceutical product certifications and registrations from appropriate governmental entities that are necessary to perform its obligations under this Agreement.  Licensee agrees that during the term of this Agreement it will comply in all material respects with all applicable laws and regulations regarding the export, sale and distribution of the Licensed Product in the Territory.

ARTICLE 4
MANAGEMENT OF THE COLLABORATION

4.1                                 Steering Committee.

(a)                                  Upon execution of this Agreement, Cellegy and Licensee shall establish a Steering Committee (the “Steering Committee”) which shall have the responsibilities described in this Article 4.  The Steering Committee shall be initially comprised of a total of six (6) members, of which three (3) members shall be appointed by Licensee and three (3) members shall be appointed by Cellegy.  The total number of Steering Committee members may be changed by the Steering Committee from time to time as appropriate, but in all cases it will be comprised of an equal number of members designated by each of Cellegy and Licensee, and in no event shall the Steering Committee be comprised of an aggregate of less than six (6) members.  Each of Cellegy and Licensee may substitute its representatives from time to time and the substitution shall be effective upon notice to the other Party.  The Steering Committee shall meet once every quarter during the first year of the term of this Agreement and thereafter at such other times as the Steering Committee may agree (but at least one time each year), on such dates and at such places as to be agreed upon between the Parties.  In any event, the Steering Committee will meet thirty (30) days after the execution of this Agreement or as soon as practicable as mutually agreed by the Parties.  Each representative on the Steering Committee will have one vote in decisions submitted to the Steering Committee.  The meetings of the Steering Committee may be held in person or in any other reasonable manner, including, without limitation, by telephone, video conference or e-mail.

(b)                                 [*] shall designate a Chairperson who will serve as such.  The Chairperson shall send notices (not less than 15 business days in advance of such meetings) and agendas for all regular Steering Committee meetings to all Steering Committee members.  The location of regularly scheduled Steering Committee meetings shall alternate among the offices of the Parties, unless otherwise agreed.  Meetings may be held telephonically or by video conference, but each member shall attend at least one meeting in person each year.  The Party hosting any

Steering Committee meeting shall appoint one person (who need not be a member of the Steering Committee) to attend the meeting and record the minutes of the meeting.  Such minutes shall be circulated to the Parties promptly following the meeting for review, comment and approval.

4.2                                 Responsibilities of the Steering Committee.  The Steering Committee will be primarily responsible for activities relating to implementation of the activities contemplated by this Agreement.  The Steering Committee shall, subject to the provisions set forth in this Agreement (including the dispute resolution procedures hereof), be the primary vehicle for interaction between the Parties with respect to the Development and commercialization of the Licensed Product in the Territory.  In particular, the Steering Committee shall perform the following functions:

(a)                                  exchange of information and facilitation of cooperation and coordination between the Parties as they exercise their respective rights and meet their respective obligations under this Agreement;

(b)                                 perform such other functions as appropriate to further the purposes of this Agreement, as determined by the mutual agreement of the Parties;

(c)                                  with the exception of the Approval that Cellegy has already obtained in the United Kingdom, prior to submitting any Approval application, the Steering Committee shall discuss the scope and content of such Approval application.  The Steering Committee may review and comment on all Approval applications, and such comments will be considered by the Parties as long as such comments are provided in a timely manner. In the event of a dispute within the Steering Committee or between the Parties directly or indirectly relating to the choice of countries within the Territory where Approval applications shall be filed and Approvals shall be obtained then clause 4.3 shall not apply. Licensee shall have final decision-making authority with respect to such Approval application issues; however, any such decisions shall be based on Licensee’s good faith belief that such decision is consistent with commercialization requirements of the Territory; and

(d)                                 review and approve the Marketing Plans, such approval not to be unreasonably withheld or delayed.

4.3                                 Voting; Deadlocks.  Each member of the Steering Committee shall have one vote, and all the decisions of the Steering Committee shall be made by a simple majority of the members of such committee; provided, however, that in the event the members of the Steering Committee are deadlocked and cannot reach a decision within three (3) days after notice of a deadlock with regard to any decision required to be made by such committee (each, a “Dispute”), then the Dispute shall be referred to the Chief Executive Officer of each Party.  If such Dispute is not resolved by the Chief Executive Officers within five (5) working days of such referral, then (i) Cellegy’s Chief Executive Officer (or such other officer as Cellegy determines) will have the authority to cast the tie-breaking vote with regard to such Dispute if, and only if, the Dispute relates to clinical studies or trials where, in Cellegy’s good faith opinion, the conduct or results of the studies or activities could have a detrimental effect on the commercial viability of the Licensed Product outside of the Territory, and (ii) for other kinds of Disputes, if the Chief Executive Officers cannot agree within such time period, then the Dispute shall be resolved by means of the dispute resolution procedures set forth in Section 18.14 of this Agreement.

4.4                                 Approval Plan; Marketing Plan.  The overall timetable to obtain Approvals for the Licensed Product in the Territory shall be set forth in a written plan (the “Approval Plan”).  In addition, Licensee shall prepare a marketing plan, including details of promotional effort, size of sales force, associated budget in connection with the promotion, marketing and distribution of the Licensed Product in the Major European Countries (the “Marketing Plan”).  The initial Marketing Plan for the United Kingdom shall be submitted no later than six (6) weeks after the Effective Date of this Agreement.  The initial Marketing Plans for the Major European Countries shall be submitted no later than three (3) months after the Effective Date of this Agreement, and the initial Marketing Plans for the other countries in the Territory shall be submitted no later than one (1) year after the Effective Date of this Agreement.  The Marketing Plans shall be consistent in all material respects with the provisions of this Agreement.  Subsequent revisions and updates to the Marketing Plan shall be delivered annually and no later than the end of the first week in January (or, if Licensee makes interim revisions or updates, then as soon as reasonably practicable after Licensee prepares such revisions or updates).

ARTICLE 5
REGULATORY MATTERS; APPROVALS

5.1                                 Regulatory Matters; Approvals.

(a)          Licensee shall use Commercially Reasonable and Diligent Efforts, subject to this Agreement, to obtain at its sole expense all Approvals that are necessary for the sale of the Licensed Product within the Territory for the Initial Indication only: without limitation any additional clinical trials, studies or data in addition to the Cellegy Information that may be required in order to obtain or maintain Approvals for the Licensed Product in each country in the Territory for the Initial Indication, and comply with any and all applicable statutory, administrative or regulatory requirements of the Territory or any governmental or political subdivisions thereof (collectively, “Laws”) in relation to the importation, storage, Development, promotion, marketing, distribution or sale of the Licensed Product in the Territory under this Agreement, including, without limitation, Licensed Product documentation such as Licensed Product tracking, samples, Licensed Product complaints, adverse event reporting requirements, post-marketing surveillance activities, and documentation of recalls, which documentation shall be maintained by the Licensee for the period required by the Relevant Regulatory Authorities in the Territory notwithstanding termination or expiration of this Agreement, any Licensed Product registrations with any government agency or health authority, or any registration, approvals, or filing of this Agreement. Licensee shall inform Cellegy on at least a semi-annual basis (and more frequently if Cellegy so reasonably requests) about the progress of such registration work, and will promptly provide Cellegy with a copy of all presentations and documents submitted by Licensee to any Relevant Regulatory Authority with respect to the Licensed Product.  Cellegy shall, upon Licensee’s written request, provide reasonable assistance to Licensee, at Licensee’s sole cost, regarding obtaining such Approvals in the Territory, including allowing Licensee

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission reasonable access to relevant experts in relation to the Cellegy Information for the purpose of obtaining Approvals.

(b)         With respect to the Subsequent Indication, Cellegy shall be responsible for the conduct of such clinical trials or studies as Cellegy may in its discretion undertake.  If Cellegy determines to pursue Approvals for the Licensed Product for the Subsequent Indication in the Territory, Cellegy shall submit to Licensee the information and data that it has developed to be included in the initial application for Approval, such information and data shall be agreed between the parties as adequate and appropriate for an application for Approval of the Subsequent Indication for the Licensed Product in a Major European Country.  Licensee shall use Commercially Reasonable and Diligent Efforts, subject to this Agreement, to seek Approval for the Licensed Product for the Subsequent Indication in the United Kingdom (or such other country in the Territory as the Steering Committee may approve) and to obtain at its sole expense all Approvals that are necessary for the sale of the Licensed Product within the Territory for the Subsequent Indication, including without limitation: any additional clinical trials, studies or data that may be required in order to obtain or maintain Approvals for the Licensed Product in each country in the Territory for the Subsequent Indication, comply with any and all applicable Laws in relation to the importation, storage, Development, promotion, marketing, distribution or sale of the Licensed Product in the Territory under this Agreement for the Subsequent Indication, including, without limitation, Licensed Product documentation such as Licensed Product tracking, samples, Licensed Product complaints, adverse event reporting requirements, post-marketing surveillance activities, and documentation of recalls, which documentation shall be maintained by the Licensee for the period required by the Relevant Regulatory Authorities in the Territory notwithstanding termination or expiration of this Agreement, and any Licensed Product registrations with any government agency or health authority, or any registration, approvals, or filing of this Agreement.  Licensee shall inform Cellegy on at least a semi-annual basis (and more frequently if Cellegy so reasonably requests) about the progress of such registration work, and will promptly provide Cellegy with a copy of all presentations and documents submitted by Licensee to any Relevant Regulatory Authority with respect to the Licensed Product.  Cellegy shall, upon Licensee’s written request, provide reasonable assistance to Licensee, at Licensee’s sole cost, regarding obtaining such Approvals in the Territory for the Subsequent Indication, including allowing Licensee reasonable access to relevant experts in relation to the Cellegy Information for the purpose of obtaining Approvals.  The other provisions of this Agreement shall, as nearly as possible, apply with respect to the Licensed Product for the Subsequent Indication.

(c)          Licensee agrees that it will make all filings that are required to seek and obtain Approvals for the Licensed Product in each Major European Country by initiating the M.R.P. no later than [*] after the date on which Licensee is assigned the Approval of the Licensed Product from the Relevant Regulatory Authority in the United Kingdom provided that the dossier used in the United Kingdom is acceptable for use in an M.R.P application.  If the Relevant Regulatory Authority in a country other than the United Kingdom determines that such dossier is not complete or acceptable for the initiation of an M.R.P. application in such country, then the Steering Committee shall promptly meet and attempt to agree on an appropriate course of action, and recommend an appropriate modification to the above deadline as applied to such country.  Licensee agrees that it will make all filings that are required to seek and obtain Approvals for the

[*]  designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

Licensed Product in other countries in the Territory no later than [*] after the completion of the M.R.P. application and to use Commercially Reasonable and Diligent Efforts to take such actions as may be required to promptly obtain Approvals in all of the foregoing countries.  If Licensee desires to not seek Approvals in one or more countries in the Territory because Licensee concludes in good faith that for regulatory or marketing reasons it would not be in the parties’ best interests to pursue Approvals in such countries, it shall notify the Steering Committee and the Steering Committee shall decide whether Approvals will be sought in such country or countries.  If alteration by Cellegy of the Cellegy Information after the date of this Agreement requires additional time to submit or revise regulatory filings relating to Approvals, then the time periods set forth above for making filings and obtaining Approvals shall be extended by the additional period of time required to submit or revise such filings.

(d)         With the exception of the assignment of the Approval that Cellegy has obtained in the United Kingdom and such other materials as Cellegy in its discretion may provide to Licensee pursuant to this Agreement, Licensee shall pay all costs in connection with the filing, prosecution, meetings, communications, and review by Relevant Regulatory Authorities of Approval applications and Approvals relating to the Licensed Product in the Territory and complying with applicable laws and regulations.

5.2                                 Reversion of Product Rights in Certain Circumstances.  If further clinical development is required for Approval of the Initial Indication in a given country (or countries) within the Territory and Licensee elects not to conduct any required clinical studies within twenty-four (24) months after the need for further clinical studies is identified, then the rights in the Licensed Product in any such country shall revert to Cellegy at no further cost to Licensee. If, after the initial application for Approval for the License Product for the Subsequent Indication is filed, further clinical development is required for Approval of the Subsequent Indication in a given country (or countries) within the Territory and Licensee elects not to conduct any required clinical studies within twenty-four (24) months after the need for further clinical studies is identified, then the rights in the Licensed Product with respect to the Subsequent Indication in any such country shall revert to Cellegy at no further cost to Licensee.

5.3                                 Cooperation Regarding Material Events.  Each Party will immediately notify the other Party of any material events relating to the Development of the Licensed Product in the Territory, including, without limitation, any material comments or concerns raised by any Relevant Regulatory Authority.

5.4                                 Copies of Documents.  Each Party agrees to provide to the other Party a copy of (i) any documents or reports relating to the Licensed Product that are filed with any Relevant Regulatory Authority in the Territory under this Agreement, including any Approval applications; and (ii) all data, database information and safety reports from clinical trials conducted by or on behalf of Licensee.  In particular, Licensee acknowledges that Cellegy has provided to Licensee a copy of the dossier concerning the Licensed Product filed in the United Kingdom.  All such documents and reports shall be centralized and held at Licensee or by a Third Party selected by Licensee and agreed to by Cellegy, provided however, that Cellegy shall be entitled to obtain and keep copies of any such documents and records but only for the uses specifically set forth in this Agreement.

5.5                                 Approval Application in the United Kingdom.  Cellegy shall do all that is necessary to assign or transfer the Approval (by itself or Cellegy’s Affiliate holding the Approval) in the United Kingdom to Licensee, including (if required) notifying the Relevant Regulatory Authority in the United Kingdom of such a change.

5.6                                 Meetings With Regulatory Authorities.  Licensee shall be responsible for conducting all meetings and discussions and routine telephone communications with any Relevant Regulatory Authority, related to clinical studies, Approval applications and Approvals for the Licensed Product in the Territory; provided that Licensee shall use Commercially Reasonable and Diligent Efforts to conduct such meetings and discussions to facilitate the Approval of the Licensed Product in the Territory.  Licensee will inform Cellegy and the Steering Committee early in advance of all meetings with such Relevant Regulatory Authorities and will keep Cellegy and the Steering Committee apprised of all material communications with such Relevant Regulatory Authorities.  Cellegy or its designee shall be entitled to attend all meetings with Relevant Regulatory Authorities. If appropriate Cellegy, or Cellegy’s designee, will provide reasonable assistance and technical support for the preparation of and attendance at any relevant meeting with a Relevant Regulatory Authority.

5.7                                 Inspection.  Licensee and Cellegy, and Cellegy shall use all Commercially Reasonable and Diligent efforts to procure that Manufacturer, shall cooperate in good faith with respect to the conduct of any inspections by any Relevant Regulatory Authority of Licensee’s or Manufacturer’s site and facilities related to the Licensed Product, and each Party shall be given the opportunity to attend such site inspection and the summary, or wrap up, meeting related to the Licensed Product with such Relevant Regulatory Authority at the conclusion of such site inspection.  To the extent either Party receives written or material oral communication from any Relevant Regulatory Authority relating to the Licensed Product in the Territory, the party receiving such communication shall notify the other parties and provide a copy of any written communication as soon as reasonably practicable.

5.8                                 Clinical Trials.  Licensee shall at its own cost be responsible for the conduct of all studies and clinical trials that may be necessary or appropriate to obtain all required Approvals for the Initial Indication (with the exception of the Approval for the United Kingdom that has been obtained) (and, if Cellegy conducts the clinical studies described in Section 5.1 above with respect to the Subsequent Indication, then Approvals for the Subsequent Indication) and any post-Approval Clinical Trials and for the grant of all necessary approvals and maintaining in effect all appropriate policies of insurance for clinical trials for the use of the Licensed Product in the Initial Indication (and/or Subsequent Indication, as the case may be) in the Territory.  All clinical trials for use of the Licensed Product in the Initial Indication (and/or Subsequent Indication, as the case may be) in the Territory that are initiated after the date of this Agreement shall be performed in compliance with and in conformity to ICH and E.U. good clinical practice guidelines.  Licensee shall provide Cellegy with the study plans and/or protocols relating to any such clinical trial before the trial is started, and Cellegy shall have the right to review and comment on such trial plans or protocols.  At the completion of each clinical trial initiated by Licensee after the Effective Date of this Agreement, Licensee shall prepare a written report, in compliance with the relevant ICH guidelines summarizing the results of such clinical trial, and containing an analysis of the clinical significance of such results, which reports shall be submitted to Cellegy as soon as is reasonably practicable after completion of the relevant clinical trial.  Licensee agrees to provide such data and materials regarding any such studies or trials as Cellegy may reasonably request, and Cellegy may use such materials for its own business purposes in connection with obtaining or maintaining Approvals for the Licensed Product in other jurisdictions outside the Territory.  Cellegy will use Commercially Reasonable and Diligent Efforts to provide the clinical supplies of the Licensed Product that Licensee may reasonably request, at Licensee’s expense at a purchase price to Licensee determined on a pass-through cost basis based on Cellegy’s manufacturing cost per unit.  Cellegy may enter into one or more manufacturing and supply agreement(s) (or similar arrangements) with Third Party contract manufacturer(s) for such clinical supplies, and such agreements or arrangements shall provide for reasonable rights of access by Licensee’s quality representatives to inspect the premises of such manufacturer(s) relating to such pharmacovigilence and quality issues as Licensee reasonably considers appropriate.

5.9                                 Cellegy Obligations.  Promptly following entering into this Agreement Cellegy shall:

(a)                                  provide Licensee with a complete copy of the Cellegy Information as well as copies of clinical data, analysis and reports of Cellegy or its other licensees of the Licensed Product in other countries (to the extent in Cellegy’s possession and that Cellegy is permitted to provide such information under the terms of its agreements with such licensees, with Cellegy agreeing to use commercially reasonable efforts after the date of this Agreement to include provisions in agreements with other licensees of the Licensed Product to permit the sharing of such data, analysis and reports from licensees);

(b)                                 provide Licensee with any information in its possession that is reasonably likely to jeopardize or otherwise have a material adverse impact on the application, or any grant, maintenance, variation or renewal of the Approvals;

(c)                                  except as provided in Section 5.8 above, at its cost promptly provide to Licensee a sufficient quantity of the Licensed Product as is reasonably necessary for Licensee to prepare and submit the application, and the grant, maintenance, variation or renewal of Approvals;

(d)                                 use Commercially Reasonable and Diligent Efforts to assist Licensee and to procure the assistance of any third party supplier of raw materials to Cellegy, in meeting the demands of the Relevant Regulatory Authority relating to any application and any grant, maintenance, variation or renewal of Approvals;

(e)                                  deliver to Licensee the Technical Agreement that Cellegy has entered into with the Manufacturer; and

(f)                                    notify Licensee and promptly provide all relevant assistance and supporting documentation to Licensee, should Cellegy make any alteration to the Licensed Product, or the manufacture, or packing of the Licensed Product that needs to be notified to a Relevant Regulatory Authority.

5.10                           Approvals.

(a)                                  All Approvals by any Relevant Regulatory Authority which are necessary to sell the Licensed Product within the Territory shall be issued to, and held in the name of Licensee for the benefit of Cellegy; provided, however, that all such Approvals shall constitute the sole property of Cellegy.

(b)                                 Licensee shall promptly provide to Cellegy, upon Cellegy’s request, such evidence that Cellegy shall reasonably require, confirming that all Approvals necessary to import, store, Develop, promote, market, distribute and sell the Licensed Product in the Territory have been obtained.

(c)                                  Cellegy hereby acknowledges that, except as may otherwise be required by law, Licensee has no obligation to verify the Cellegy Information.

ARTICLE 6
POST- APPROVAL RESPONSIBILITIES

6.1                                 Responsibility.  Each Party acknowledges that Licensee or the Affiliate or Sublicensee named by Licensee as the holder of the Approvals bears the ultimate responsibility vis-à-vis the Relevant Regulatory Authorities for complying with the regulatory requirements applicable to the manufacture, importation, storage, Development, promotion, marketing, distribution and sale of the Licensed Product in the Territory: Cellegy represents and warrants that it shall bear the responsibility vis-à-vis Licensee and/or the Affiliate and/or the Sublicensee named by Licensee as the holder of the Approvals for complying with the regulatory requirements applicable to the manufacture and storage (until such time as the Licensed Product is delivered to Licensee or such Affiliate or Sublicensee) of the Licensed Product in the Territory.

6.2                                 Collaboration.  The Parties shall collaborate with each other and each Party agrees to provide the other Party with any reasonable assistance it may require to ensure compliance with the Approvals.

6.3                                 Insurance.  To the extent commercially available, both Parties shall maintain in full force and effect for the term of this Agreement and for five (5) years thereafter product liability insurance and property damage insurance on its operations naming the other Party as an additional insured, with terms reasonably satisfactory to the other Party.  The amount and extent of coverage of the insurance required hereunder, if any, shall be not less than a single limit liability of not less than U.S. $5 million in one claim and in the aggregate, and each Party shall furnish to the other Party copies of policies of insurance or certificates evidencing the existence and amounts of such insurance within thirty (30) days of the other Party’s request for such copies.  Each Party shall provide the other Party with written notice of any cancellation of any insurance hereunder at least thirty (30) days prior to such cancellation.  Cellegy shall use all Commercially Reasonable and Diligent efforts to notify Licensee of the relevant insurance policies maintained by any Manufacturer of raw materials used in the manufacture of the Licensed Product, to the extent such information is available.

ARTICLE 7
INFORMATION; DATA; PHARMACOVIGILENCE

7.1                                 Clinical Data.  All clinical data and reports related to clinical trials for the Licensed Product in the Territory shall be owned by the Party funding such clinical trial(s).  Other than to a Sublicensee in connection with the transactions contemplated by this Agreement, Licensee shall not sell, disclose to or share with any Third Party, or grant any Third Party right to use, any clinical data arising owned by Licensee as a result of the preceding sentence.  Each Party shall have access to, and copies of, all such data and reports related to clinical trials for the Licensed Product in the Territory, and each Party may use such data without any additional payments to the other Party.  Each Party shall treat such data and reports as Confidential Information of the other Party, and neither Party shall disclose or use such data or reports for any purpose other than performing its obligations under this Agreement or as otherwise expressly authorized in writing by the Steering Committee, and except for such disclosures as a Party reasonably believes is required by securities or regulatory laws or regulations.  If a Party itself obtains data from a clinical trial hereunder, it shall promptly transfer all of the clean, final data for such trial to Licensee or to such Third Party, as the case may be.  The Steering Committee shall coordinate the transfers of any such data.

7.2                                 Safety Data Base.  The Parties will, as soon as practical, organize a serious adverse event data base (the “SAE Data Base”).  Cellegy and Licensee shall jointly own the SAE Data Base and all data contained therein, and the data from the SAE Data Base shall be made available to both Parties.  Licensee shall be responsible for, and bear the costs of, data for the SAE Data Base related to the Territory.  Cellegy shall be responsible for, and bear the costs of, data for the SAE Data Base related to territories outside the Territory.

7.3                                 Adverse Events.  The Parties recognize that as the holder of the Approvals, Licensee will be required to submit information and file reports to various governmental agencies on compounds under clinical investigation, compounds proposed for marketing, or marketed drugs.  The process and responsibilities for such reports will be governed by the Adverse Event Reporting Addendum separately agreed to by the Parties.

7.4                                 Product Complaints.  Each Party will maintain a record of all non-medical and medical Licensed Product-related complaints and will notify the other Party of any complaint in a sufficient time to allow the other Party to comply with any regulatory requirements it may have with respect to such complaint.

ARTICLE 8
MILESTONE PAYMENTS; ROYALTIES AND RELATED PAYMENTS

8.1                                 Milestone Payments.  Licensee shall pay Cellegy a milestone payment in the particular amounts specified below (with all payments to be made in U.S. Dollars):

(a)                                  One Million Dollars ($1,000,000), within five (5) business days after the date this Agreement is executed and delivered by both parties hereto.

[*]  designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

(b)                                 With respect to [*] the amounts set forth below, payable [*]

Event	Amount
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

8.2                                 Sales Milestones.  In addition, Licensee shall pay Cellegy the following amounts, within [*] after the end of the month in which the relevant milestone is achieved:

(a)                                  [*]

(b)                                 [*]

(c)                                  [*]

8.3                                 Fee Conditions.  Each and every payment made under this Article shall be independent, non-refundable, and shall not be considered an advance or credit on any royalties or other obligation received or owed.

ARTICLE 9
REPORTS AND ACCOUNTING

9.1                                 Quarterly Reports; Records.  During the term of this Agreement after the first Launch Date,  Licensee shall furnish or cause to be furnished to Cellegy a written report within sixty (60) days following the end of each preceding calendar quarter (the “Sales Report”) covering such preceding calendar quarter (the “Sales Period”) showing:

(a)                                  the Net Sales of the Licensed Product in each country of the Territory during the Sales Period, on a country-by-country and unit basis; and

(b)                                 the exchange rates used in determining the amount of Net Sales in Dollars, using the exchange rates normally used by Licensee in its management and financial reporting, provided, however, that the exchange rates used by Licensee in preparation of the Sales Report shall not be materially different from the exchange rates posted in the London edition of the Financial Times published on the last day of such Sales Period.

With respect to sales of Licensed Product invoiced in Dollars, the Net Sales and sales prices shall be expressed in Dollars.  With respect to sales of Licensed Product invoiced in a currency other than Dollars, the Net Sales and sales prices shall be expressed in the domestic currency of the

[*]  designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission country where such sale was made together with the Dollar equivalent calculated using the exchange rates as described in clause (c) above.  Licensee, and its Affiliates and Sublicensees shall keep contemporaneous, legible, verifiable and accurate records in sufficient detail to enable the royalties payable hereunder to be determined and substantiated.  A final Sales Report shall be due upon the expiration or termination of this Agreement.  Any income or other tax which Licensee is requested to pay or withhold on behalf of Cellegy with respect to any upfront or milestone payment shall be deducted from the amount of such upfront and milestone payments due, provided, however, that in regard to any such deduction Licensee shall give Cellegy such assistance as may reasonably be necessary to enable or assist Cellegy to claim appropriate tax credits or exemptions threrefrom and shall upon request give Cellegy proper evidence from time to time as to the withholding and payment of the tax.  If Cellegy is unable to claim such an exemption or recover such amounts that have been deducted or withheld, or if any restrictions are imposed by a governmental entity in a particular country in the Territory regarding the payment of milestones or Royalties to companies outside of such countries, then the Steering Committee shall promptly meet to agree upon a suitable response.  If the Steering Committee is unable to agree on a suitable response, then Cellegy may, in its discretion, discontinue the supply of the Licensed Product to Licensee for sale in such country.

9.2                                 Payment Due Dates.  Amounts shown to have accrued by each Sales Report provided for hereunder shall be due and payable on the date such Sales Report is due.  Payment may be made in advance of such due date.  All payments due to Cellegy hereunder shall be made in Dollars, delivered to the account(s) specified by Cellegy from time to time.

9.3                                 Right to Audit Licensee.

(a)                                  Upon the written request of Cellegy, at Cellegy’s expense and not more than once in each year, Licensee and its Affiliates shall permit an independent public accountant selected by Cellegy or auditor selected by Cellegy and having an obligation of confidentiality (the “Auditor”) to have access during normal business hours to those records of Licensee and its Affiliates as may be reasonably necessary to verify the accuracy of the Sales Reports furnished by Licensee hereunder in respect of any year ending not more than twenty four (24) months prior to the date of such request.  Cellegy acknowledges that the Auditor shall conduct its audit in such a manner so as to not unreasonably interfere with Licensee’s, its Affiliates’, or Sublicensees’ business.

(b)                                 Licensee shall include in each written sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to keep and maintain records of sales made pursuant to such Sublicense and to grant access to such records by the Auditor subject to the same terms and conditions as stated herein.

(c)                                  If the Auditor’s report shows any underpayment of amounts due to Cellegy, Licensee shall remit, or shall cause its Affiliates or Sublicensees to remit, to Cellegy the amount of such underpayment within thirty (30) days after Licensee’s receipt of the Auditor’s report assuming there is no disagreement as to the Auditor’s calculation; if there is such a disagreement, the result shall be resolved under Section 18.14 of this Agreement.  In the event that the amount of any underpayment is in excess of [*] of the total due to Cellegy with respect

[*]  designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission to the period covered by the Auditor’s report, Licensee shall reimburse Cellegy for the reasonable cost of the audit in which the underpayment was discovered.  In addition, in the event that the amount of any underpayment is in excess of [*] of the total amount due to Cellegy with respect to the period covered by the Auditor’s report, Licensee shall reimburse Cellegy for the reasonable cost of the next subsequent audit.

9.4                                 Disagreement with Auditor Findings.  If either Party disagrees with the determination made above by the Auditor and such disagreement over the amount in question is in excess of [*] then the Party who disagrees with such amount shall (i) provide written notice to the other Party within thirty (30) days (ii) discuss such disagreement with the other Party; and (iii) reserve all rights under Section 18.14 and Article 16 of this Agreement.

ARTICLE 10
MARKETING

10.1                           General Promotional Duties.

(a)                                  Licensee shall:  (i) at all times display, demonstrate and otherwise represent the Licensed Product fairly in comparison with other competitive products or therapies, (ii) shall not make false or misleading representations to customers or other persons with regard to the Licensed Product or Cellegy, and (iii) subject to sub-clause (ii), shall not make any representations with respect to the specifications, features or capabilities of the Licensed Product which are not consistent with the relevant Approvals.  Licensee, its Affiliates and Sublicensees shall promote, market and sell the Licensed Product only for the therapeutic indications for which Approvals are granted in the Territory.

10.2                           Marketing Effort; Minimum Expenditures for Commercialization.

(a)                                  Licensee agrees to exert its Commercially Reasonable and Diligent Efforts to introduce, promote and, sell the Licensed Product within the Territory, including, without limitation, the attainment of the Minimum Sales, and to commence sales of the Licensed Product in all Major European Countries within [*] following receipt of Marketing Authorization in such Countries, subject to Section 10.3 below.

(b)                                 Licensee shall detail commercialization expenditures relating to the Development and marketing of the Licensed Product in the Territory in the Marketing Report as described at Section 4.4 of this Agreement.

10.3                           Licensee’s Failure to Commercialize in the Territory.

(a)                                  If Licensee fails to make commercial sales of the Product in a particular country within the Territory within (i) [*] in Major European Countries, and (ii) [*] for other countries in the Territory, for commercial sale in such country, other than failures caused by (i) the Relevant Regulatory Authority approving a minimum reimbursement price for sale of the Product in such country that does not permit the Licensed Product to be economically sold in such country; or (ii) Cellegy’s inability to supply Licensed Product in a timely manner, or

[*]  designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

(iii) Cellegy’s material breach of any relevant obligation under this Agreement; (iv) health or safety reasons relating to the Licensed Product; or (v) the assertion of a proceeding or lawsuit brought against Licensee by any Third Party that the Intellectual Property Rights infringe such Third Party’s patent, trade mark, protected know-how or other intellectual property right that prevents sales of the Licensed Product in a particular country of the Territory, then Cellegy may, upon notice to Licensee, terminate all of Licensee’s rights under this Agreement with respect to the Licensed Product in such country and recapture all rights granted to Licensee with respect to the Licensed Product in such country hereunder.  In the event that rights to the Licensed Product are returned to Cellegy due to a failure to launch within a particular country within the time frames specified above, a minimum payment of the Baseline Price multiplied by the number of units of the Licensed Product equivalent to [*] (based on [*] will be due with respect to the Major European Countries, and a minimum payment of [*] will be due in any other country in the Territory. Should price reimbursement approval for the Licensed Product not be achieved in any country of the Territory the Parties shall meet to discuss how to proceed.

(b)                                 If Licensee decides in good faith for commercial reasons not to file an application for Approval in a particular country within the Territory or to pursue commercial launch in that country following receipt of Marketing Authorization, it shall notify Cellegy and the Parties shall discuss in good faith the termination of the license granted in Section 2.1 and the return of all rights to the Licensed Product to Cellegy within such country.

10.4                           Minimum Sales.

(a)                                  Licensee shall achieve agreed annual minimum unit sales of Licensed Product in the Territory representing [*] (“Minimum Sales”).  The first year’s agreed annual Minimum Sales figure is set forth in the relevant Marketing Plan in the form delivered by Licensee to Cellegy as of the Effective Date.  In the event that all Approvals pursuant to the MRP are not obtained within [*] following the Launch Date in the first country of the Territory the Parties shall meet to discuss the Minimum Sales accordingly.

(b)                                  If Licensee fails to achieve the Minimum Sales in a given year then Licensee shall pay to Cellegy [*], such amount to be paid within [*] following the end of the relevant year.  For the avoidance of doubt this shall be Cellegy’s sole remedy for Licensee’s failure to achieve the Minimum Sales in any year, except as provided in paragraph (d) below.  However, in the event Licensee fails to pay the amount described in the first sentence of this subparagraph within sixty (60) days following the end of the relevant year this shall constitute material breach and Cellegy shall be entitled to terminate this Agreement in accordance with Section 16.2(c).

(c)                                  The Minimum Sales amounts are subject to review and revision as described in Section 11.4 below.

(d)                                 At any time commencing with “Year 3”, if Licensee fails to achieve the minimum sales set out in the Marketing Plan for any particular country in the Territory, for any [*] consecutive years, then if the Steering Committee cannot agree (without the occurrence of a deadlock) on mutually satisfactory modifications to the minimum sales amounts for such

[*]  designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission country, then Cellegy may, at its option, make the exclusive license granted pursuant to Sections 2.1 and 2.2 herein a nonexclusive license for the remainder of the term of this Agreement as it relates to such country in the Territory, except for the right to use Cellegy Marks granted to Licensee hereunder, which shall continue to be exclusive for Cellegy’s Mark actually being used in connection with the Licensed Product, and without limiting the above may import, store, Develop, have Developed, promote, market, distribute, offer for sale, and sell the Licensed Product in such country on its own or through a Third Party licensee.

ARTICLE 11
MANUFACTURING; SUPPLY OF LICENSED PRODUCT

11.1                           Production and Supply of Product.

(a)                                   During the term of this Agreement or thereafter, Cellegy reserves the right, without obligation or liability to Licensee, to manufacture, have manufactured, produce, assemble, warehouse or source the Licensed Product at any worldwide location, including Canada or any other locations outside of the United States of America and locations within or outside the Territory as long as such site is EU cGMP approved and can manufacture according to the Approvals. The Manufacturer shall not change following Approval without Licensee’s consent, which consent shall not be unreasonably withheld or delayed, with Licensee being given no less than [*] notice of any such proposed change.

(b)                                   During the term of this Agreement, Cellegy shall use Commercially Reasonable and Diligent Efforts to provide an adequate supply of raw materials to Manufacture in order to fulfill its obligations under this Agreement and supply the Licensed Product to Licensee in accordance with Licensee’s orders.  Cellegy agrees to solicit and to allow Licensee’s input and advice on manufacturing issues that may arise from time to time in relation to the Licensed Product and will not take any intentional action with regard to the manufacturing of the Licensed Product that will disadvantage Licensee’s ability to Develop, use, promote, distribute or sell the Licensed Product in the Territory.

(c)                                  Cellegy shall be solely responsible for conducting, or having conducted, at its own expense, all manufacturing activities relating to the Licensed Product.  Licensee agrees that, until terminated by Licensee as set forth herein, Licensee will purchase from Cellegy (and will not make or have made) all units of the Licensed Product distributed in the Territory.

(d)                                 If Cellegy is unable to supply any of the Licensed Product ordered by Licensee in accordance with the terms of this Agreement for two consecutive requested deliveries, then Licensee may enter into direct arrangements with the Manufacturer for supply of the Licensed Product, until such time as Cellegy is able to resume supplying the Licensed Product.

11.2                           Forecasts.

(a)                                  Licensee shall, at least [*] before the Launch Date, provide Cellegy for each country in the Territory with a first forecast of its estimated requirements for the Product until

[*]  designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission the end of the following calendar year.  Such forecast shall set forth the quantity of Licensed Product that Licensee intends to purchase in the current and the following calendar year.  Thereafter, during the term of this Agreement, Licensee shall provide Cellegy with a quarterly written forecast of its requirements for the Licensed Product for a rolling [*] period, setting forth the quantity of Licensed Product (including total unit volume, on a country-by-country basis), that Licensee intends to purchase in the following [*] period.  Each such first quarter projection in the [*] forecast shall constitute a firm commitment order by Licensee for such quantities of Licensed Product.

(b)                                 The forecasts are subject to review and revision as described in Section 11.3 below.

11.3                           Product Packaging and Labeling.

(a)                                  Licensee agrees to provide Cellegy (or, if Cellegy requests, Manufacturer) with all artwork and package design desired for the Licensed Product in the Territory, and Cellegy shall procure the Manufacturer’s agreement to pack and label the Licensed Product pursuant to Licensee’s standard export procedure.

(b)                                 Both parties will cooperate and use Commercially Reasonable and Diligent efforts with the Relevant Regulatory Authorities to minimize variation between country specific packaging and labeling requirements.

11.4                            Pricing.  In addition to the other payments set forth above, for so long as Licensee purchases Licensed Product from Cellegy, Licensee will pay Cellegy the purchase price for Licensed Product as set forth below.  For each order of Licensed Product, Licensee shall pay Cellegy within [*] of the receipt by Licensee of the invoice for such order, such invoice not to be received before the date of delivery FCA Manufacturer’s premises (Incoterms 2000).  The purchase price that License shall pay Cellegy for units of the Licensed Product shall be determined as follows:

(a)  Licensee agrees to pay to Cellegy the greater of either (i) [*] of Licensee’s Net Sales price for Licensed Product sales in the Territory to Third Parties (or, where Licensee sells a Licensed Product to an Affilliate or Sublicensee that resells the Licensed Product to a Third Party at a higher price, then [*] of such entity’s Net Sales price to such other Third Party) in arm’s-length transactions, or (ii) [*]  (USD) per [*] tube of Licensed Product (such [*] price referred to as the “Baseline Price”).  Licensee agrees to provide a list of Net Sales prices on a country-by-country and unit basis within the Territory.  When Licensee places an order, Cellegy’s invoice for such order shall reflect the Baseline Price.  Licensee shall include sufficient information in the Sales Report regarding Licensed Product sales to enable Cellegy and Licensee to determine whether the amounts described in clause “(i)” of the first sentence of this subparagraph for sales in the various countries in the Territory of the Licensed Product purchased in such order were higher, or lower, than the Baseline Price.  If such amount for such units of Licensed Product in such countries were higher than the Baseline Price, then Licensee shall deliver with the Sales Report the difference between such amount and the Baseline Price.

[*]  designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

Conversion of prices into U.S. dollars shall be made as of the end of the quarter in which the Net Sales occurred.

(b)                                  At Licensee’s request, in the event an equivalent product containing nitroglycerin as the only active ingredient is launched in any country of the Territory that is in direct competition with the Licensed Product and is likely to have an adverse impact on the sales of the Licensed Product, the Parties shall meet to review the Baseline Price and the Minimum Sales.

(c)                                   At Licensee’s request, the Baseline Price and Minimum Sales will be subject to review by Cellegy in the event of material fluctuations in currency exchange rates that become a significant obstacle to the ongoing commercialization of the Licensed Product within one or more countries in the Territory.

(d)                                 The Parties may, by mutual agreement, such agreement not to be unreasonably withheld, change the price of the Licensed Product to reflect:

(i)                                     a decrease in any government subsidy for the Licensed Products; or

(ii)                                  any change in Cellegy’s costs of manufacture of Licensed Products (including labor, rent and overheads).

The Parties agree to provide such information as the other Party may reasonably request relating to requests made pursuant to this Section to change the price of the Licensed Product.

(e)                                  Each Party will use reasonable commercial efforts to notify the other on reasonable notice of any circumstances, which may give rise to any change to the purchase price for Licensed Product and provide full details of the circumstances and the proposed new price.

(f)                                    A change to the price of Licensed Product will be effective [*] or more, as agreed between the parties, after both parties have agreed in writing to such price change; provided, however, that if the new Price is higher than the then-current price, the then-current price will apply to any orders during such [*] period only for the quantity of Licensed Product that in the aggregate does not exceed the average monthly quantity of Licensed Product sold during the [*] preceding the month in which the parties agreed in writing to the new price, and the new price shall apply to any quantities ordered during such period that are in excess of such monthly average.

(g)                                  Both Parties agree to work in mutual cooperation to manage the cost, production, packaging, delivery and availability of the Licensed Product for sale in the Territory.

(h)                                 If the Parties mutually agree in writing to additional package size(s) or to replace the 30gm tube, then the Parties shall in good faith mutually agree on a pricing formula and purchase prices for such additional or different package size(s) similar to that established for the 30gm tube, utilizing assumptions similar to those underlying the pricing determinations set forth above.  If the Parties are unable to agree, then the dispute shall be resolved by binding arbitration as provided in this Agreement at Section 18.14.

11.5                           Cellegy Report.  Cellegy agrees to provide an inventory status report on a monthly basis that details the number of units of the Licensed Product in manufacturing, finished goods, in-transit and on order.

11.6                           Timing of Firm Orders.  Firm orders from Licensee for the Licensed Product shall be placed at least four (4) months before delivery date by fax or email indicating the ordered quantities of the Licensed Product, the designated country, labeling, packaging the desired date and place of delivery.  Licensee and Cellegy will use all Commercially Reasonable and Diligent Efforts to agree to establish ordering quantities that will facilitate minimum ordering patterns to suit manufacturing requirements so that orders are placed in minimum quantities that are set to match reasonable minimum lots sizes announced by Manufacturer of the Licensed Product.  An order shall not be cancelable by Licensee, and if Licensee fails to make purchases provided for in an order, Licensee shall be responsible for the price of the order except in the case of Defective Product under Section 11.11.

11.7                            Delivery.  Licensee shall promptly provide to Cellegy, upon Cellegy’s request, confirmation that all Approvals necessary to import and sell the Licensed Product in the Territory have been obtained.  If such evidence is not received by Cellegy upon request, Cellegy shall be entitled to hold shipment of the Licensed Product until such evidence is received.  Cellegy shall use Commercially Reasonable and Diligent Efforts to deliver the quantity of the Licensed Product ordered firm and properly according to this Agreement by Licensee as far as the ordered quantities comply with the respective forecast and provided that Cellegy did not reject the respective forecast within one month after receipt of the respective forecast.  However, notwithstanding anything else in this Agreement, Cellegy shall not be bound to deliver quantities exceeding twenty-five percent (25%) of the respective forecast for the second quarter of each projection period, but shall use all Commercially Reasonable and Diligent Efforts to deliver in the required quantities.  The Licensed Product required to be supplied by Cellegy during a particular month shall be shipped no later than the last day of that month and in accordance with a schedule agreed upon in writing between Licensee and Cellegy. In the event that Cellegy anticipates a forward supply issue and/or experiences a back order, Cellegy will promptly notify Licensee and provide written notice of the delay, projected time to remedy the issue and any impact the back order is expected to have on Cellegy’s ability to maintain adequate supply of the Licensed Product to meet demand in the Territory.

11.8                           Title and Risk of Loss.  All Licensed Product shall be delivered F.C.A.  Manufacturer’s premises (Incoterms 2000).  Title to Licensed Product and all risk of loss shall pass from Cellegy to Licensee at the time and place of such delivery by Cellegy, notwithstanding that Cellegy may retain rights of possession or repossession to ensure collection of the purchase price thereof.  Licensee shall be solely responsible for insuring Licensed Product after such delivery.

11.9                           Export Controls.  Cellegy’s obligation to sell and deliver Licensed Product to Licensee shall be subject in all respects to such laws and regulations of the United States of

America, Canada and the Territory as shall from time to time govern, respectively, the sale and delivery of goods abroad by persons subject to the jurisdiction of the United States of America and Canada and the sale and delivery of goods in the Territory.  Subject to the right of the Licensee to export, re-export or transship any of the Licensed Product to another country within the Territory, Licensee shall not directly or indirectly export, re-export or transship any of the Licensed Product, except as shall be permitted by the laws and regulations of the United States of America, Canada and the Territory in effect from time to time.  Upon the reasonable request by Cellegy, Licensee shall give written assurances against such export, re-export or transshipment.

11.10                     Manufacture and Supply Warranty.

(a)                                  Cellegy represents and warrants to Licensee that the Licensed Product manufactured and supplied under this Agreement will upon delivery and for the duration of shelf life: (1) conform to the approved specifications for the Licensed Product contained in the relevant Approvals; (2) be manufactured, tested, and (subject to Licensee’s contributions under (11.3) labeled and packaged in accordance with the Approvals relating to the manufacture, labeling, packaging and testing of the Licensed Product; and (3) will be manufactured in accordance with GMP.

(b)                                 Warranty Limitation; Disclaimer.  Except as expressly set forth in this Agreement, the sole warranty given by Cellegy regarding any Licensed Product shall be that written limited warranty, if any, which shall accompany such Licensed Product or which shall otherwise be designated in writing by Cellegy as applicable to such Licensed Product, as the same may be revised by Cellegy from time to time.  After the initial commercial launch of the Licensed Product, subsequent changes to the written limited warranty must be approved by Licensee, which approval shall not be unreasonably withheld.  THE WRITTEN LIMITED WARRANTY, IF ANY, APPLICABLE TO ANY PARTICULAR PRODUCT SHALL STATE THE FULL EXTENT OF CELLEGY’S LIABILITY, WHETHER DIRECT OR INDIRECT, SPECIAL OR CONSEQUENTIAL, RESULTING FROM ANY BREACH OF SUCH WARRANTY.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT WITH RESPECT TO WARRANTIES MADE TO LICENSEE, CELLEGY FURTHER DISCLAIMS ALL EXPRESS, STATUTORY AND IMPLIED WARRANTIES APPLICABLE TO THE LICENSED PRODUCT.

11.11                     Defective Product.

(a)                                  If Licensee notifies Cellegy within forty-five (45) days of the date of arrival in the Territory of any shipment of the Licensed Product that Licensee believes any of the Licensed Product does not conform to the warranties set out in Section 11.10, as limited by Section 3.1, on QC inspection on arrival in the Territory (the “Defective Product”), the Parties agree to consult with each other in order to resolve the issue. If a recall is based upon any Relevant Regulatory Authority objection or concern, Cellegy will cooperate fully and expediently to assist Licensee in meeting the objections and concerns of such Relevant Regulatory Authority.

(b)                                 If such consultation does not resolve the discrepancy within a further forty-five (45) days from receipt of the notice, the parties agree to nominate an independent analyst, acceptable to both parties (the “Independent Analyst”), that will carry out tests on representative samples taken from such shipment, and the results of such tests will be binding on the parties.

(c)                                  If the Independent Analyst determines that the Defective Product does not conform to the warranties set out in Section 11.10 (as limited by Article 3.1), Cellegy will, at its expense, replace any such Defective Product and reimburse Licensee for the costs of the Independent Analyst.

(d)                                 If the Independent Analyst determines that the Defective Product does conform to the warranties set out in Section 11.10 (as limited by Section 3.1), then Licensee will reimburse Cellegy for the costs of the Independent Analyst.

(e)                                  In the case of Defective Product being supplied to Licensee Cellegy shall use Commercially Reasonable and Diligent Efforts to ensure that Licensee is provided with replacement Licensed Product to ensure the continued supply of Licensed Product in the Territory.

11.12                     Recalls.

(a)                                  Subject to Licensee’s right to initiate a Licensed Product recall pursuant to subparagraph (b) below, the Parties may by mutual written agreement recall any quantity of Licensed Product at any time, and Licensee will administer any such recall in the Territory.

(b)                                 If the Relevant Regulatory Authority requires or otherwise initiates a recall of the Licensed Product for any reason whatsoever, Licensee will immediately administer the recall.

(c)                                  The parties may submit a sample of the Licensed Product to an Independent Analyst for a report.  The cost of the report of the Independent Analyst will be paid by the party against which the report is unfavorable.

(d)                                 If an Independent Analyst finds that the sole reason for the recall of the Licensed Product is the action or inaction of Cellegy, then Cellegy will be liable for the cost of the recall and will reimburse Licensee for all reasonable costs and expenses of such recall and will provide replacement quantities of Licensed Product, free of charge.  If an Independent Analyst finds that the sole reason for the recall of the Licensed Product is the action or inaction of Licensee, then Licensee will be liable for all such costs and expenses and will reimburse Cellegy for all reasonable costs and expenses (and the cost of any replacement quantities of Licensed Product) incurred by Cellegy in connection with such recall.  If an Independent Analyst finds that the action or inaction of both Cellegy and Licensee were reasons for the recall, then Cellegy and Licensee will each be responsible for one-half of such costs of the recall unless the report of the Independent Analyst allocates responsibility in a different proportion.

ARTICLE 12
PATENT RIGHTS

12.1                           No Ownership By Licensee.  Licensee shall not be deemed by anything contained in this Agreement or done pursuant to it to acquire any right, title or interest in or to the Cellegy Patent Rights or any patent owned by or licensed to Cellegy now or hereafter covering or applicable to any Licensed Product, nor in or to any invention or improvement, owned by Cellegy, now or hereafter embodied in the Licensed Product, whether or not such invention or improvement is patentable under the laws of any country.

12.2                           New Cellegy Inventions/Improvements to the Licensed Product.  If Cellegy develops and commercially offers:

(a)                                  any improvements in terms of dosage, route of administration or formulation of the Licensed Product for the same indication; or

(b)                                 any improvement in terms of dosage, route of administration or formulation of any product derived from the Licensed Product for the same indication; then such improvements shall be included within the definition of Licensed Product herein at no additional costs to Licensee.

12.3                           Improvements by Licensee.  If, during the term of this Agreement or within one (1) year after the date of its termination, Licensee or any Sublicensee invents or designs any improved Licensed Product or any associated method, apparatus, equipment or process related to or having application to the Licensed Product, or makes an improvement thereon, whether or not patented or patentable in any jurisdiction, Licensee shall make or cause a prompt and full disclosure to Cellegy of such invention, design or improvement (“Licensee Improvement”), and hereby irrevocably transfers, conveys and assigns to Cellegy all of its right, title and interest therein.  Licensee shall execute such documents, render such assistance, and take such other action as Cellegy may reasonably request, at Cellegy’s expense, to apply for, register, perfect, confirm, and protect Cellegy’s rights therein.  Cellegy shall have the exclusive right to apply for or register any patents or other proprietary protections with respect thereto.  Such Licensee Improvements shall be licensed back from Cellegy to Licensee as, and shall be deemed part of, the Licensed Product, at no additional cost to Licensee.

ARTICLE 13
CELLEGY MARKS

13.1                           Use of Cellegy Marks by Licensee.  Licensee, its Affiliates and Sublicensees will have the exclusive right to use Cellegy’s Mark Rectogesic™ in the Territory in connection with the importation, storage, Development, promotion, marketing, distribution and sale of Licensed Product.  In such event, Licensee and its Affiliates (and Sublicensees) shall use Cellegy’s Marks only in the form and manner prescribed by Cellegy.  In no event shall Licensee use any of Cellegy’s Marks or any similar mark or term as part of its business name.  Should Rectogesic™ not be registered or registerable by Cellegy in all countries of the Territory, then Cellegy may notify Licensee that another Cellegy trademark will be used; and if no such marks are registered or registerable by Cellegy in all countries of the Territory, then Licensee may propose an alternative trade mark/s for Cellegy’s approval, such approval not to be unreasonably withheld or delayed. Cellegy shall apply for and maintain such alternative trade mark at Cellegy’s sole expense and such alternate trade mark shall become a Cellegy Mark under the terms of this Agreement.

13.2                           Acknowledgment of Ownership.  Licensee acknowledges that

(a)                                  Cellegy owns Cellegy’s Marks and all goodwill associated with or symbolized by Cellegy’s Marks;

(b)                                 Licensee has no ownership right in or to any of Cellegy’s Marks; and

(c)                                  Licensee shall acquire no ownership interest in or to any of Cellegy’s Marks by virtue of this Agreement.  Licensee shall do nothing inconsistent with Cellegy’s ownership of Cellegy’s Marks and related goodwill, shall not directly or indirectly contest the validity of or Cellegy’s rights in the Cellegy Marks, and agrees that all use of Cellegy’s Marks by Licensee shall inure to the benefit of Cellegy.  Nothing in this Agreement shall be deemed to constitute or result in an assignment of any of Cellegy’s Marks to Licensee or the creation of any equitable or other interests therein.  Licensee shall not use any of Cellegy’s Marks in any manner as a part of its business, corporate or trade name.

13.3                           Marking.  Licensee shall mark all advertising, promotional or other materials created by it and bearing any of Cellegy’s Marks (the “Licensee Material”) with such notices as Cellegy may reasonably require, including, but not limited to, notices that Cellegy’s Marks are trademarks of Cellegy and are being used with the permission of Cellegy.

13.4                           Registration.  Cellegy shall have the sole right to take such action as it deems appropriate to obtain trademark registration in the Territory for any of Cellegy’s Marks.  If it shall be necessary for Licensee to be the applicant to effect any such registrations, Licensee shall cooperate with Cellegy to effect any such registrations, and hereby does assign all of its right, title and interest in and to each such application, and any resulting registration, to Cellegy, and shall execute all papers and documents necessary to effectuate or confirm any such assignment.  Licensee shall perform all reasonable and necessary acts and execute all necessary documents to affect the registration of Cellegy’s Marks as Cellegy may request, all at Cellegy’s sole expense.  Licensee shall not obtain or attempt to obtain in the Territory, or elsewhere, any right, title or interest, registration, or otherwise, in or to Cellegy’s Marks, or any of them.  In the event that any such right, title or interest should be obtained by Licensee in contravention hereof, Licensee shall hold the same on behalf of Cellegy and shall transfer the same to Cellegy upon request and without expense to Cellegy.

13.5                           Termination of Use.  Upon expiration or earlier termination of this Agreement, Licensee shall cease using Cellegy’s Marks in any manner, either similar or dissimilar to the use enumerated above.

13.6                           Trademarks.  Licensee further agrees not to use any Cellegy marks in connection with any products other than the Licensed Product.  Licensee also will include the appropriate trademark notices when referring to any Licensed Product in advertising and promotional materials.  Licensee covenants and warrants that Licensee’s use of Cellegy’s Marks or other trademarks, trade names, logos and designations of Cellegy on any Licensed Product, Licensed Product packaging or labels, or related materials that Licensee or its Agents prepare or use will be in accordance with Cellegy’s reasonable intellectual property policies in effect from time to time, including but not limited to trademark usage and cooperative advertising policies.  Licensee agrees not to attach any additional trademarks, trade names, logos or designations to any Licensed Product except in compliance with such policies or otherwise with Cellegy’s prior written consent, which shall not be unreasonably delayed or withheld.  Licensee will include on each Licensed Product that it distributes, and on all containers and storage media therefor, all trademark, copyright and other notices of proprietary rights included by Cellegy on such Licensed Product.  Licensee agrees not to alter, erase, deface or overprint any such notice on anything provided by Cellegy.  Licensee also will include the appropriate trademark notices when referring to any Licensed Product in advertising and promotional materials.  Licensee shall submit to Cellegy for its prior written approval (which shall not be unreasonably delayed or withheld) and before any use is made thereof, representative samples of the initial Licensed Product, packages, containers, and advertising or promotional materials bearing any of Cellegy’s Marks which Licensee or its Sublicensees prepare, but need not seek prior approval for subsequent uses of such materials that are in compliance with Cellegy’s policies.  Licensee shall also submit to Cellegy for its prior written approval (which shall not be unreasonably delayed or withheld) any such materials that may not be consistent with Cellegy’s intellectual property policies in effect from time to time, and Cellegy shall use all reasonable efforts to respond promptly to give its approval or indicate the respects in which changes are required in light of Cellegy’s policies.  Cellegy and Licensee shall cooperate with each other and use reasonable efforts to protect the Cellegy Marks from infringement by Third Parties.

ARTICLE 14
INFRINGEMENT; INDEMNIFICATION AND OTHER CLAIMS

14.1                           Infringement of Intellectual Property Rights.  In the event Cellegy or Licensee have reason to believe that a Third Party may be infringing or diluting, as the case may be,  Intellectual Property Rights or misappropriating the Licensed Product, such Party shall promptly notify the other Party.  Cellegy may, in its discretion, elect to enforce the Intellectual Property Rights through legal action or otherwise, and Licensee agrees to reasonably cooperate with Cellegy in such enforcement subject to reimbursement of its reasonable out-of-pocket expenses together with any reasonable attorneys fees incurred in connection therewith.  In the event Cellegy elects not to enforce the Patent Rights relating to the Licensed Product within sixty (60) days after notice of the possible infringement or dilution, and Licensee can demonstrate that the potential infringement or dilution is reasonably likely to result in material lost sales of the Licensed Product within the applicable country, then Licensee may institute a lawsuit or other such actions at its expense to prevent continuation of such potential infringement or dilution, and then Licensee will retain all award, damages or compensation obtained by Licensee in such suit, except that Cellegy shall receive a portion equivalent to the amounts it would have received in accordance with the terms of this Agreement as if such amount were Net Sales by Licensee of units of Licensed Product ordered by Licensee from Cellegy.  Cellegy will provide reasonable cooperation with respect to any lawsuit which Licensee may bring pursuant to this Article, subject to reimbursement of its reasonable out-of-pocket expenses and reasonable attorneys fees in connection therewith.  Licensee shall not enter into any settlement or compromise of any such claim without the prior written consent of Cellegy, which shall not be unreasonably delayed or withheld.

14.2                           Alleged Infringement of Third Party Intellectual Property Rights.

(a)                                  If a claim or lawsuit is brought against Licensee alleging infringment of any patent or infringement or dilution of any trademark owned by a Third Party arising from Licensee’s importation, storage, Development, promotion, marketing, distribution and sale of the Licensed Product or use of proprietory rights, Licensee shall provide to Cellegy all information in Licensee’s possession regarding such claim or lawsuit. Within a reasonable time after receiving notice of such claim or lawsuit, but in any event within sixty (60) days after receiving such notice, Cellegy shall advise Licensee of Cellegy’s decision as what action it plans to take to dispose of such claim or defend such lawsuit.

(b)                                 If Cellegy elects not to dispose of such claim or defend such lawsuit, Licensee may defend the claim or lawsuit.  Licensee shall not enter into any settlement or compromise of any such claim or lawsuit without the prior written consent of Cellegy, which shall not be unreasonably delayed or withheld.  For the purpose of Licensee’s conduct of the claim or defense, Cellegy shall furnish to Licensee such reasonable assistance as Licensee may need and from time to time reasonably request.

14.3                           Product Liability Claims.  Licensee shall immediately notify Cellegy in writing of any product liability claim or action brought with respect to the Licensed Product based on alleged defects in the manufacture or supply of the Licensed Product or other adverse claim regarding the Licensed Product (a “Product Liability Claim”).  Upon receiving such written notice, Cellegy shall assume and have sole control of the defense of any such claim or action, including the power to conduct and conclude any and all negotiations, compromises or settlements.  Licensee shall comply with all reasonable requests from Cellegy for information, materials or assistance, with respect to the conduct of such defense at Cellegy’s expense.  Cellegy shall be responsible for payment of all claims, except those arising from the negligence or willful default of Licensee, and all legal expenses and costs incurred in that regard.  Nothing in this Article shall be construed as requiring Cellegy to conduct and/or assume Licensee’s independent defense against any claim or action, if such claim or action involves the independent conduct, acts or omissions of Licensee for Product Liability Claims or actions brought with respect to design or manufacturing defects in the Licensed Product.

14.4                           Notice from Licensee.  Licensee shall promptly notify Cellegy of any potential or actual litigation or governmental activity in the Territory relating to the Licensed Product or the business operations of Licensee or Cellegy.  Licensee shall provide such notice within ten (10) days from the time that Licensee learns of such litigation or activity.

14.5                           Indemnification.

(a)                                  Cellegy assumes all risk of loss and indemnifies and holds harmless Licensee, its Affiliates, Sublicensees and their respective directors, officers and employees from and against any and all Loss arising from or incidental to or relating to any claim, demand, lawsuit, action or proceeding (a “Claim”) arising from or relating to:

(i)                                     any claim or lawsuit which relates to or arises out of the alleged infringement by Licensee of any patent or trademark owned by a Third Party to the extent that the alleged infringement relates to actions covered by the Exclusive License granted to Licensee under Section 2.1 of this Agreement;

(ii)                                  the importation, storage, Development, promotion, marketing, distribution or sale of the Licensed Product based on action or inaction of Cellegy;

(iii)                               a Product Liability Claim based on action or inaction of Cellegy; or

(iv)                                any negligence or willful default of Cellegy relating to the Licensed Product or this Agreement; or any material breach by Cellegy of any representation or warranty given in this Agreement.

(b)                                 Licensee assumes all risk of loss and indemnifies and holds harmless Cellegy from all Loss arising from or incidental to or relating to any claim, action or proceeding arising from or relating to:

(i)                                       the importation, storage, Development, promotion, marketing, distribution, or sale, of the Licensed Product based on action or inaction of Licensee, Affiliates,

Sublicensees or their respective directors, officers and employees (Licensee and such other Persons sometimes referred to as “Licensee Indemnified Persons”);

(ii)                                  any Product Liability claim based on action or inaction of any Licensee Indemnified Person;

(iii)                               any breach by any Licensee Indemnified Person of any representation or warranty given in this Agreement; any negligence or willful default of any Licensee Indemnified Person relating to the Licensed Product or this Agreement; or

(iv)                              any material breach by Licensee of any representation or warranty given in this Agreement.

(b)                                 Licensee shall give Cellegy written notice (a “Notice of Claim”) promptly after Licensee becomes aware of the assertion, whether orally or in writing, of a Claim brought by a Third Party (in each such case, a “Third-Party Claim”) that may require indemnification pursuant to this Agreement. Each Notice of Claim by a party hereunder will contain the following information:

(i)                                     that the Person has incurred, paid or accrued or, in good faith, believes it will have to incur, pay or accrue, Losses and, if reasonably determinable at the time, a good faith estimate of the aggregate amount of Losses arising from such Claim (which amount may be the amount of damages claimed by a third party in the Claim); and

(ii)                                    A BRIEF DESCRIPTION, IN REASONABLE DETAIL (TO THE EXTENT REASONABLY AVAILABLE TO THE PARTY), OF THE FACTS, CIRCUMSTANCES OR EVENTS GIVING RISE TO THE ALLEGED LOSSES BASED ON THE PARTY’S GOOD FAITH BELIEF THEREOF, INCLUDING THE IDENTITY AND ADDRESS OF ANY THIRD-PARTY CLAIMANT AND COPIES OF ANY FORMAL DEMAND OR COMPLAINT, THE AMOUNT OF LOSSES, THE DATE EACH SUCH ITEM WAS INCURRED, PAID OR ACCRUED, OR THE BASIS FOR SUCH ANTICIPATED LIABILITY, AND THE SPECIFIC NATURE OF THE BREACH TO WHICH SUCH ITEM IS RELATED.

ARTICLE 15
CONFIDENTIALITY

15.1                           Treatment of Confidential Information.  Except as otherwise provided in this Article 15, during the term of this Agreement and for a period of five (5) years thereafter, Licensee and its Affiliates will retain in confidence and use only for purposes of this Agreement any information, data, and materials supplied by Cellegy or on behalf of Cellegy to Licensee and its Affiliates under this Agreement, and Cellegy will retain in confidence and use only for purposes of this Agreement any information, data, and materials supplied by Licensee or on behalf of Licensee to Cellegy under this Agreement.  For purposes of this Agreement, all such information and data which a party is obligated to retain in confidence shall be called

“Confidential Information.”  For the avoidance of doubt, Cellegy Information shall constitute Confidential Information of Cellegy.

15.2                           Right to Disclose.  To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement or any rights which survive termination or expiration hereof, Licensee may disclose Confidential Information to its Affiliates, Sublicensees, consultants, outside contractors, clinical investigators or other Third Parties on condition that such entities or persons agree in writing (a) to keep the Confidential Information confidential for the same time periods and to the same extent as Licensee is required to keep the Confidential Information confidential and (b) to use the Confidential Information only for such purposes as Licensee is entitled to use the Confidential Information.  Each Party or its Affiliates or sublicensees may disclose such Confidential Information to government or other regulatory authorities to the extent that such disclosure (i) is reasonably necessary to obtain Approvals; or (ii) is otherwise legally required.

15.3                           Release From Restrictions.  The foregoing obligations in respect of disclosure and use of Confidential Information shall not apply to any part of such Confidential Information that the non-disclosing party, or its Affiliates (all collectively referred to as the “Receiving Party”) can demonstrate by contemporaneously prepared written evidence:

(a)                                  is or becomes part of the public domain other than by acts of the Receiving Party in contravention of this Agreement;

(b)                                 is disclosed to the Receiving Party or its Affiliates or Sublicensees by a Third Party, provided such Confidential Information was not obtained by such Third Party directly or indirectly from the other party under this Agreement;

(c)                                  prior to disclosure under this Agreement, was already in the possession of the Receiving Party or its Affiliates or Sublicensees, provided such Confidential Information was not obtained, directly or indirectly, from the other party under this Agreement; or

(d)                                 results from research and development by persons who have not had access to the disclosures made to Receiving Party under this Agreement, including any information obtained through the testing, manufacturing regulatory approval, or distribution of the Licensed Product, or other activities undertaken in connection with this Agreement by the Receiving Party.

15.4                           Confidentiality of Agreement.  Except as otherwise required by law or the terms of this Agreement or mutually agreed upon by the Parties, each Party shall treat as confidential the terms, conditions and existence of this Agreement, except that each Party may disclose such terms and conditions and the existence of this Agreement to its Affiliates,  sublicensees,  and shareholders to the extent required by the any corporate laws, and provided, that each Party shall seek confidential treatment of the key business terms contained in this Agreement, including but not limited to all payments owed hereunder.  Upon the execution of this Agreement, the Parties shall draft a joint press release, the text of such shall be mutually agreeable to each Party, announcing the execution of the Agreement.

15.5                           Return of Confidential Information.  Upon termination of this Agreement with respect to the entire Territory, the Parties and Affiliates and sublicensees shall return all Confidential Information of the other Party, in their possession along with a certification that they no longer possess any such Confidential Information.

15.6                           Previous Confidentiality Agreements.  Confidential information disclosed by either Party to the other Party or its Affiliates prior to the Effective Date of this Agreement under any written agreement executed by Cellegy and Licensee shall be treated as Confidential Information under Section 15.1 notwithstanding expiration of such prior Confidentiality Agreement.

ARTICLE 16
TERM; TERMINATION

16.1                           Term.  Unless terminated sooner pursuant to this Article 16, this Agreement shall become effective as of the Effective Date and shall continue in full force and effect in each country until the later of (i) the date of expiration of the last to expire of the Cellegy Patent Rights in a particular country (or, for countries in which none of Cellegy’s Patents are filed or in which Cellegy Patents have been revoked or are otherwise not in effect, the date of the last to expire of Cellegy’s Patents in the last country in the Territory) or (ii) ten years from the Launch Date, determined on a country-by-country basis and by indication.  Such termination may be made with respect to one or more countries of the Territory without affecting the rest of this Agreement or the Exclusive License granted hereunder in any other country of the Territory.

16.2                           Bilateral Termination Rights.  Either Party may terminate this Agreement in whole or in part upon the occurrence of any of the following:

(a) The other Party becomes the subject of voluntary bankruptcy or insolvency case; or

(b) The other Party becomes the subject of an involuntary bankruptcy or insolvency case that is not dismissed within ninety (90) days; or

(c) Upon or after the material breach of any provision of this Agreement by the other Party, if such material breach is not cured (if such default is capable of cure) within thirty (30) days after written notice thereof to the Party in default.

16.3                            Cellegy’s Right to Terminate.  Cellegy may terminate this Agreement with immediate effect upon written notice to Licensee if a Change in Control of Licensee shall occur, PROVIDED THAT this shall not apply in the case whereby Licensee or its Affiliates undergoes an initial public offering of its stock on a recognized stock exchange.  Subject to the aforesaid provision, for purposes of this Article, a “Change in Control” means (i) any reorganization, consolidation, merger, tender offer, purchase of stock or similar transaction or series of related transactions (each, a “combination transaction”) in which Licensee (or any direct or indirect parent entity of Licensee (a “Parent”)) is a constituent corporation or is a party if, as a result of

[*]  designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission such combination transaction, the voting securities of Licensee (or any Parent) that are outstanding immediately before the consummation of such combination transaction (other than any such securities that are held by an “Acquiring Stockholder”, as defined below) do not represent, or are not converted into, securities of the surviving corporation of such combination transaction (or such surviving corporation’s parent or other Affiliate)  that, immediately after the consummation of such combination transaction, together possess at least a majority of the total voting power of all outstanding securities of such surviving corporation (or its parent or other Affiliate, if applicable) that are outstanding immediately after the consummation of such combination transaction, including securities of such surviving corporation (or its parent or other Affiliate, if applicable) that are held by the Acquiring Stockholder; or (ii) a sale of all or substantially all of the assets or the business of the Licensee (or any Parent), if, and only if, in each of the above cases, the acquiring entity (or its parent or other Affiliate) engages in the development, distribution, or sale of Competing Licensed Products.  For purposes of this Article, an “Acquiring Stockholder” means a stockholder or stockholders of the Licensee (or any Parent) that (i) merges or combines with the Licensee (or any Parent) in such combination transaction or (ii) owns or controls a majority of another corporation that merges or combines with the Licensee (or Parent) in such combination transaction.  Licensee agrees to use its Commercially Reasonable and Diligent Efforts to notify Cellegy at least thirty (30) days before any such Change in Control.

16.4                           Licensee’s Right to Terminate.  Licensee may terminate this Agreement; (i) immediately on written notice on health or safety grounds in relation to the Licensed Product; (ii) immediately on written notice if Approvals is not obtained, through no fault of Licensee, in all Major European Countries within [*] of MRP being initiated; (iii) on [*] written notice to Cellegy should it no longer be economically viable to market the Licensed Product, based on Licensee’s reasonable opinion and determined on a country by country basis; or (iv) [*] if a claim by any Third Party that the Intellectual Property Rights infringe such Third Party’s patent, trade mark, protected know-how or other intellectual property right is made against Licensee and which either (A) prevents use of the Licensed Product in any country of the Territory for a period of [*] or (B)  is not being challenged by either Party pursuant to Article 14 in relation to such country.

16.5                           Rights Upon Termination or Expiration.  Termination of this Agreement shall not extinguish debts and other obligations created or arising between the Parties by virtue of contracts or arrangements entered into hereunder before the effective date of termination of this Agreement (the “Termination Date”).  Without limiting the generality of the foregoing, upon and following the Termination Date:

(a)                                  Licensee shall not be relieved of its obligation to (i) pay for Licensed Product delivered by Cellegy prior to the Termination Date, or (ii) accept and pay for all Licensed Product covered by orders received and accepted by Cellegy prior to the Termination Date.  Cellegy shall be obligated to complete all orders received and accepted prior to the Termination Date, provided that Cellegy receives reasonable assurance of payment.  In each such case, Licensee shall be permitted to store, promote, sell and distribute such Licensed Product as well as any Licensed Product in Licensee’s inventory within the Territory, subject to the provisions of paragraph (h) below and provided that Licensee shall not sell or otherwise dispose any of the Licensed Product in bulk, in any non-customary manner or otherwise circumvent its regular customers.

(b)                                 Licensee shall cooperate with Cellegy to allow for the orderly transfer of Approvals within the Territory to Cellegy or its designee upon request and without expense to Cellegy.  Licensee shall provide Cellegy with (i) full and immediate access to and copies of all marketing and sales information and other materials pertaining to the Licensed Product, including, without limitation, customer lists, past sales history and Licensed Product pricing information,  and (ii) any inventions or other materials or rights required to be assigned to Cellegy pursuant to this Agreement.  Notwithstanding any other term or provision of this Agreement, effective upon the Termination Date, Licensee shall execute any documents that are necessary to transfer to Cellegy, or Cellegy’s designee, all Approvals or intellectual property which are then in the name of and/or held by Licensee and which relate to the marketing or sale of the Licensed Product (the “Relevant Documents”).  In the event that full Approvals for any Licensed Product in the Territory are not completed before any transfer of operations pursuant to this Article, Licensee shall also transfer to Cellegy or Cellegy’s designee, free of any charge, the Cellegy Information and all the data submitted to the Relevant Regulatory Authorities therefor.  At Cellegy’s request, Licensee shall authorize Cellegy’s nominee, without any delay, to perform all the required activities in order to obtain the transfer of such permits and registration rights.  If Licensee fails to execute the Relevant Documents, it hereby appoints Cellegy as its agent and authorizes Cellegy to act on its behalf, in order to execute all Relevant Documents.  Licensee, its Affiliates and Sublicensees shall terminate any use of the Cellegy Marks and shall, at Cellegy’s option, either destroy or return to Cellegy at Licensee’s cost all literature, labels, or other materials, incorporation or bearing same.

(c)                                  Each party shall cease to use any of the other party’s Confidential Information relating to or in connection with its continued business operations and shall promptly return or assign to the other party any and all physical, written and descriptive matter (including all reproductions and copies thereof) containing that party’s Confidential Information, provided that each party may:

(i)                                     provide one copy of the other party’s Confidential Information to its legal advisers to be held by them solely for the purpose of determining the scope of that party’s obligations under this clause;

(ii)                                  retain one copy of such of the other party’s Confidential Information that is required by the Relevant Regulatory Authorities in the Territory, to be retained by that party; and

(iii)                               retain any documents confidential to it (including board papers, strategic plans and operational reviews) in which the other party’s Confidential Information is incorporated, provided that such confidential information shall continue to be treated as Confidential Information hereunder.

(e)                                  Upon expiration or termination for any reason, the obligations of confidentiality and use of Confidential Information under Article 15 shall survive for the period provided therein;

(f)                                    Upon expiration or termination for any reason, Articles 14 and 16 of this Agreement shall survive for the maximum duration permitted by law;

(g)                                 Articles 5, 8 and 9 shall survive until all outstanding payment obligations and reporting obligations of Licensee and its Affiliates and Sublicensees have been fulfilled, and Sections 9.3 and 9.4 shall survive for two years following the year in which such or expiration became effective; and

(h)                                 Cellegy shall have the right to repurchase all then-current inventory of the Licensed Product then in Licensee’s possession, at the landed cost paid by Licensee for such inventory (including delivery, insurance and any applicable import/export taxes paid thereon).

ARTICLE 17
REGISTRATION OF LICENSE; LIMITATION OF LIABILITY

17.1                           Registration.  Licensee may, at its expense, register the exclusive license granted under this Agreement in any country of the Territory where the government of such country would require one for use, sale or distribution of the Licensed Product in such country and Cellegy shall reasonably cooperate in such registration at Licensee’s expense.  Upon request by Licensee, Cellegy agrees promptly to execute any “short form” licenses developed in a form reasonably acceptable to both Licensee and Cellegy and reasonably submitted to it by Licensee from time to time in order to effect the foregoing registration in such country at no cost to Licensee.

17.2                           Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.  NOTHWITHSTANDING ANYTHING TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY AMOUNTS IN EXCESS OF THE AMOUNTS RECEIVED BY CELLEGY FROM LICENSEE HEREUNDER.  THIS LIMITATION WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

ARTICLE 18
GENERAL PROVISIONS

18.1                           Force Majeure.  Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, other than an obligation to make payments hereunder, when such failure or delay is caused by or results from fire, floods, embargoes, government regulations, prohibitions or interventions, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts, acts of God or any other cause beyond the reasonable control of the affected party to anticipate, prevent, avoid or mitigate (a “Force Majeure Event”); provided, however, that any failure or delay in fulfilling a term of this Agreement shall not be considered a result of a Force Majeure Event if it arises from a failure of Licensee or Cellegy to comply with applicable laws and regulations.  In the event of force majeure lasting more than sixty days (60) days, the Parties agree to meet and discuss how this Agreement can be justly and fairly implemented under the circumstances prevailing in such Country or Countries and if the Parties are unable to agree upon how the Agreement can be implemented then either Party may terminate the Agreement in relation to such country or countries upon sixty (60) days written notice.

18.2                           Further Assurances.  Each Party to agrees to perform such acts, execute such further instruments, documents or certificates, and provide such cooperation in proceedings and actions as may be reasonably requested by the other Party in order to carry out the intent and purpose of this Agreement, including without limitation the registration or recordation of the rights granted hereunder.

18.3                           Severability.  Both Parties hereby expressly acknowledge and agree that it is the intention of neither party to violate any public policy, statutory or common law, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries and specifically agree that if any word, sentence, paragraph, clause or combination thereof in this Agreement is found by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the parties hereto in a final unappealed order, to be in violation of any such provisions in any country or community or association of countries, then in such event such words, sentences, paragraphs, clauses or combination shall be inoperative in such country or community or association of countries and the remainder of this Agreement shall remain binding upon the parties hereto.

18.4                           Notices.  Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered in person, or by an internationally recognized overnight courier, or by facsimile (and promptly confirmed by overnight courier), to the addresses given below or such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement.  Any notice sent by overnight courier as aforesaid shall be deemed to have been given two (2) working days after sending.

In the case of Cellegy: Cellegy Pharmaceuticals, Inc. 349 Oyster Point Boulevard San Francisco, California 94080 Attention: John Chandler Telephone No.: (650) 616-2200 Facsimile No.: (650)616-2222	With a required copy to: Weintraub Genshlea Chediak Sproul 400 Capitol Mall, 11th floor Sacramento, CA 95814 Attention: Kevin Kelso, Esq. Telephone No.: (916) 558-6110 Facsimile No.: (916) 446-1611

In the case of Licensee:

Strakan International Limited

Buckholm Mill

Galashiels

TD 1 2HB, UK

Attention:   Mr. Andrew McLean,

                   Corporate Director

Telephone No.:  44-1896-668060

Facsimile No.:   44-1896-668061

18.5                           Assignment.  This Agreement may not be assigned or otherwise transferred by either Party without the written consent of the other Party; provided, however, that either Party may, without such consent, assign this Agreement (i) in connection with the transfer or sale of all or substantially all of its business related to this Agreement; or (ii) in the event of the merger or consolidation of such Party with another corporation; or (iii) to an Affiliate. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

18.6                           Amendment.  The parties hereto may amend, modify or alter any of the provisions of this Agreement, but only by a written instrument duly executed by both parties hereto.

18.7                           Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes and replaces all previous negotiations, understandings and representations whether written or oral including, but not limited to, the Heads of Agreement dated November 12, 2004 between the Parties.  This Agreement shall not be modified, altered or amended except by a written document signed on behalf of and delivered by both Parties.

18.8                           Waiver.  The failure of a party to enforce, at any time or for any period, any of the provisions hereof shall not be construed as a waiver of such provisions or of the rights of such party thereafter to enforce each such provision.

18.9                           No Implied Licenses.  Except as expressly and specifically provided under this Agreement, the parties agree that neither party is granted any implied rights to or under any of the other party’s current or future patents, trade secrets, copyrights, moral rights, trade or service marks, trade dress, or any other intellectual property rights.

18.10                     Injunctions.  The parties agree that any breach or threatened breach by one party of the confidentiality provisions contained in this Agreement may cause substantial harm to the other party that cannot be remedied by monetary damages, and therefore each party agrees that either party shall have the right to apply for equitable remedies, without bond, including injunctions and repossession of Confidential Information, to abate actual or threatened breaches of this Agreement.

18.11                     Independent Contractors.  The parties agree that the relationship of Cellegy and Licensee established by this Agreement is that of independent licensee and licensor.

Furthermore, the parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish a partnership or joint venture, and nor shall this Agreement create or establish an employment, agency or any other relationship.  Except as may be specifically provided herein, neither party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other party, or otherwise act as an agent for the other party for any purpose.

18.12                     No Third Party Beneficiaries.  All rights, benefits and remedies under this Agreement are solely intended for the benefit of Cellegy and Licensee, and no Third Party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement (ii) seek a benefit or remedy for any breach of this Agreement, or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the parties.

18.13                     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, exclusive of its choice-of-law rules.

18.14                     Resolution of Disputes.  All disputes arising out of or related to the terms and conditions of this Agreement, or the breach thereof, will be settled as follows.

(a)                                  If a dispute arises under this Agreement, a representative of each party must, following whatever investigation each considers appropriate, promptly discuss the dispute.

(b)                                 If the dispute is not resolved as a result of the discussions in paragraph (a), either party may give written notice to the other party requesting the commencement of negotiations in good faith.  The notice shall:

(i)                                     set out the issues in dispute and any other relevant circumstances; and

(ii)                                  designate a senior representative with the appropriate authority to negotiate the dispute.

(c)                                  Within ten (10) business days of receipt of the notice referred to in paragraph (b) the recipient shall notify the other party of a senior representative with similar authority to negotiate the dispute and specify a reasonable time and place to meet within the following fourteen business days.

(d)                                 The representatives must meet in accordance with the notice referred to in paragraph (b) and, using all reasonable endeavors, commence negotiations in good faith to resolve the dispute.

(e)                                  If the dispute is not resolved within thirty (30) days of notification under paragraph (b), then the dispute shall be settled by binding arbitration in San Francisco,

[*]  designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

California, in accordance with the then existing rules of International Chamber of Commerce. In any arbitration pursuant to this Section the award shall be rendered by a single arbiter if the Parties agree to one or a majority of three (3) arbiters, one (1) of whom shall be appointed by each Party and the third of whom shall be appointed by mutual agreement of the two Party-appointed arbitrators. Either Party may initiate such an arbitration by giving written notice to the other Party of such arbitration, specifying, in reasonable detail, the dispute to be resolved thereby.  The determination of the arbitrators with respect to any dispute will be conclusive and binding on the Parties, and the arbitrators will have right to award attorneys’ fees and costs, including but not limited to the costs of the arbitration, to the prevailing Party.  Judgment upon the award rendered in any arbitration may be entered in any court of competent jurisdiction in any country.  The Parties agree to the exclusive jurisdiction and venue of any state or federal court located in San Francisco, California for purposes of any action arising out of or relating to this Agreement that is not subject to mandatory arbitration, and agree that service of process in any such action may be made in the manner provided for in this Agreement for the delivery of notices.

(f)            Neither Party shall be prevented from applying to a court at any stage for urgent injunctive or other relief.

18.15                     Headings.  The Article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.16                     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

18.17                     Late Payment.  If Licensee fails to pay to Cellegy any amount when due, Licensee agrees to pay interest on the overdue balance at the rate of the LIBOR rate (as quoted in the London edition of the Financial Times and in effect from time to time) plus [*] of such rate or, if such rate exceeds the maximum rate permitted by law, the maximum rate permitted by law.  Payments received from Licensee when any overdue balance exists shall be applied first against accrued interest.  Licensee shall pay all collection charges and expenses, and including, but not limited to, attorneys’ fees, which are incurred by Cellegy in connection with Cellegy’s collection of any amounts under or relating to this Agreement, or otherwise in connection with the enforcement of this Agreement.

18.18                     ProStrakan Group Limited Guarantee.  ProStrakan Group Limited, of which Licensee is a wholly-owned subsidiary, hereby guarantees the performance of Licensee under this Agreement to the extent, and pursuant to the terms of, the Guarantee attached hereto as Exhibit E.

[Remainder of this page intentionally left blank]

IN WITNESS HEREOF, the parties have executed this Agreement as of the Effective Date.

STRAKAN INTERNATIONAL LIMITED	CELLEGY PHARMACEUTICALS, INC.

By:	By:

Its:	Its:

PROSTRAKAN GROUP LIMITED, only as to Section 18.18 and the Guarantee

By

Its:

[*]  designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

EXHIBIT A

LICENSED PRODUCT

Packaged in a [*] tube.

A-1

EXHIBIT B

COUNTRIES IN THE TERRITORY

TERRITORIES

1. Europe
Andorra
Albania
Austria
Belgium
Bosnia-Herzegovina
Bulgaria
Croatia
Cyprus
Czech Republic
Denmark
Estonia
Finland
France
Germany
Gibraltar
Greece
Hungary
Ireland
Italy
Latvia
Liechtenstein
Lithuania
Luxembourg
Republic of Macedonia
Malta
Monaco
Netherlands
Norway
Poland
Portugal
Romania
Slovak Republic
Slovenia
Spain
Sweden
Switzerland
United Kingdom
Republic of Yugoslavia

B-1

EXHIBIT C

PATENTS RIGHTS

“Cellegy Patents”

Cellegy Ref. No.		Description or Title	Country	Application No.	Filing Date	Patent or Publication No.	Issue/Pub Date	Status	Summary

C045-4510-	AT	Nitric oxide donor composition for treatment of anal disorders	Austria	95916264.5	04/10/95	AT 0719145	9/6/00	On Appeal	National Phase of European application 95916264.5

C045-4510-	BE	Nitric oxide donor composition for treatment of anal disorders	Belgium	95916264.5	04/10/95	BE 0719145	9/6/00	On Appeal	National Phase of European application 95916264.5

C045-4510-	CH	Nitric oxide donor composition for treatment of anal disorders	Switzerland	95916264.5	04/10/95	CH 0719145	9/6/00	On Appeal	National Phase of European application 95916264.5

C045-4510-	DE	Nitric oxide donor composition for treatment of anal disorders	Germany	95916264.5	04/10/95	DE 0719145	9/6/00	On Appeal	German translation filed 11/9/00. National Phase of European application 95916264.5

C045-4510-	DK	Nitric oxide donor composition for treatment of anal disorders	Denmark	95916264.5	04/10/95	DK 0719145	9/6/00	On Appeal	Danish translation filed 11/00. National Phase of European application 95916264.5

C045-4510-	EP	Nitric oxide donor composition and method for treatment of anal disorders	Europe	95916264.5	04/10/95	0719145	9/6/00	On Appeal	On Appeal

C045-4510-	ES	Nitric oxide donor composition for treatment of anal disorders	Spain	95916264.5	04/10/95	ES 0719145	9/6/00	On Appeal	National Phase of European application 95916264.5

C045-4510-	FR	Nitric oxide donor composition for treatment of anal disorders	France	95916264.5	04/10/95	FR 0719145	9/6/00	On Appeal	National Phase of European application 95916264.5

C-1

C045-4510-	GB	Nitric oxide donor composition for treatment of anal disorders	United Kingdom	95916264.5	04/10/95	GB 0719145	9/6/00	On Appeal	National Phase of European application 95916264.5.

C045-4510-	GR	Nitric oxide donor composition for treatment of anal disorders	Greece	95916264.5	04/10/95	GR 0719145	9/6/00	On Appeal	National Phase of European application 95916264.5

C045-4510-	IE	Nitric oxide donor composition for treatment of anal disorders	Ireland	95916264.5	04/10/95	IE 0719145	9/6/00	On Appeal	National Phase of European application 95916264.5

C045-4510-	IT	Nitric oxide donor composition for treatment of anal disorders	Italy	95916264.5	04/10/95	51262BE/2000	9/6/00	On Appeal	National Phase of European application 95916264.5

C045-4510-	LU	Nitric oxide donor composition for treatment of anal disorders	Luxembourg	95916264.5	04/10/95	LU 0719145	9/6/00	On Appeal	National Phase of European application 95916264.5

C045-4510-	MC	Nitric oxide donor composition for treatment of anal disorders	Monaco	95916264.5	04/10/95	MC 0719145	9/6/00	On Appeal	National Phase of European application 95916264.5

C045-4510-	NL	Nitric oxide donor composition for treatment of anal disorders	Netherlands	95916264.5	04/10/95	NL 0719145	9/6/00	On Appeal	National Phase of European application 95916264.5

C045-4510-	PT	Nitric oxide donor composition for treatment of anal disorders	Portugal	95916264.5	04/10/95	PT 0719145	9/6/00	On Appeal	Portuguese translation filed 10/27/00. National Phase of European application 95916264.5

C045-4510-	SE	Nitric oxide donor composition for treatment of anal disorders	Sweden	95916264.5	04/10/95	SE 0719145	9/6/00	On Appeal	National Phase of European application 95916264.5

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EXHIBIT D

CELLEGY MARKS

Name	Status	Country	Registration Date	Renewal

Rectogesic	Registered	European Union	10/25/02	9/13/10

Rectogesic	Registered	Switzerland	3/8/01	9/8/10

Rectogesic	no filing	Andorra

Rectogesic	no filing	Albania

Rectogesic	no filing	Bosnia-Herzegovina

Rectogesic	no filing	Bulgaria

Rectogesic	no filing	Croatia

Rectogesic	no filing	Gibraltar

Rectogesic	no filing	Republic of Yugoslavia

Rectogesic	no filing	Republic of Macedonia

Rectogesic	no filing	Monaco

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EXHIBIT E

PROSTRAKAN GROUP LIMITED GUARANTEE

ProStrakan Group Limited (“Group”) hereby unconditionally guarantees and undertakes to Cellegy that Licensee will duly and punctually observe and perform all the undertakings, covenants and obligations of Licensee under this Agreement (including the payment of any damages becoming due to Cellegy as a result of any breach by Licensee of such undertakings, covenants and obligations) and under any agreements between the Parties (or any of them) which are expressly supplemental to this Agreement or which this Agreement requires to be executed (the “Obligations”) to the intent that if Licensee shall fail for whatever reason so to observe and perform any Obligations, Group shall be liable to perform the same in all respects as if Group was the party principally bound thereby in place of Licensee on demand from Cellegy.

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